UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
___________________________________

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
MARTHA STEWART LIVING OMNIMEDIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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A Message from our CEO and our Founder

Dear Stockholders,

INSPIRATION - IT’S WHERE WE STARTED AND WHAT WE ARE
Almost twenty-five years ago, Martha Stewart Living published its first inspirational issue with the following statement: “Our Company is about this wonderful life, and about how to live it. About going home again, and about building a house. About a glorious feast, and chocolate chip cookies. About gardens of flowers and rows of beans. It’s about the American Dream, and the reality that’s in our hands.” While the world of the past few decades has experienced amazing and rapid change, this simple statement continues to inspire us. It is an invaluable guidepost for all the things we do for our readers, our retail partners, our stockholders and ourselves.
We are Makers, Doers, Cooks, Gardeners, Crafters, Learners, Sharers, Embracers of Technology and Starters of Conversations and Ideas. And, most importantly, we touch like-minded people through our dynamic content and quality products. We are passionate weavers of inspiration, deeply connected with our loyal community that shares the same desire to live well. We see our message resonating with our growing and increasingly diverse community, and we will look to expand our influence abroad this year. Passion, creativity and community are our core principles, and they will continue to guide how we approach our business and our customers.
INSPIRING PRODUCTS
We are proud of our relationships with many of the best retailers and manufacturers in North America. Companies such as Macy’s, The Home Depot, J.C. Penney, PetSmart, Michael’s and Jo-Ann Fabric & Craft Stores (through our craft manufacturing partners Wilton Properties, Plaid Enterprises and Lion Brand Yarn) partner with us to translate our ideas and brands into successful consumer retail experiences in their thousands of stores. North America is our biggest geography in terms of merchandise partnerships, and we continue to strive to offer high-quality affordable products to our customers. We believe there is more opportunity in North America to grow with our existing partners and identify new relationships to underpin growth and earnings.
INSPIRING CONTENT
Whether it’s in our magazines, on the web or on television, consumers look to us for guidance, inspiration and creativity, and we continue to deliver high-quality content across all platforms. Our audience is increasingly engaging with our content on mobile devices. In the fourth quarter of 2013, we saw strong performance in views of our video content and increased visits to our websites from mobile devices. Consumers are also engaging more with our brands via social media, demonstrated by almost 9 million fans and followers across all platforms, including 1 million fans on Facebook and almost 3 million followers on Twitter. We have a growing presence on PBS, drawing a total of 1.8 million viewers a week from our successful Martha Bakes and Martha’s Cooking School series. We are also consistently nominated for, and win, prestigious industry awards for our TV show, website, and magazines.
As an indicator of our popularity outside of North America, we have international editions of our magazines and related content in eight countries - Turkey, Germany, Mexico, Australia, China, Indonesia, Netherlands, and Hungary, publish our books worldwide, including in Russia, France, the United Kingdom, Spain, Australia and Israel and 40% of the traffic to our websites comes from visitors outside of the United States.  Our international partnerships have allowed us to test the popularity of our brand outside the United States and we continue to explore interest in our content on a global scale. While each market has a unique heritage, culture and commercial environment, we believe these populations share a universal connection to living well. In many ways, these international markets provide opportunities for a brand like ours to help teach and inspire a whole new generation to live well - akin to where we started in America many decades ago. We are confident that over the long term we will succeed at connecting our passion with these eager consumers.
INSPIRING THE COMMUNITY
We have also been building our community through our successful American Made initiative, which is a celebration of individuals and companies that are reviving and reinventing this country’s deep-rooted spirit of artisanship and entrepreneurialism. We expanded the initiative in November by joining forces with eBay to launch an e-commerce site to support many of these American artists, artisans, crafters and purveyors. Our third American Made celebration is scheduled for the fall of 2014 in New York City. We are proud to have been early champions of American entrepreneurship, and our Company, some two decades later, remains the embodiment of that spirit.
INSPIRING YOU, OUR STOCKHOLDERS
2013 was a year of positive change for Martha Stewart Living Omnimedia. We overcame a number of significant challenges and took aggressive steps to realign our business to benefit from promising opportunities in the marketplace. We made some tough decisions to reduce our costs to match current and projected revenue opportunities and the realities of a highly competitive marketplace. With the realignment and other matters now behind us, and with the brightest and most creative employees and best-in-class retail partners, we look with great promise to the future for our brand and the ultimate harnessing of its earnings power.
Thank you for your continued support.
Sincerely,

Daniel W. Dienst
Chief Executive Officer

Martha Stewart
Founder

MARTHA STEWART LIVING OMNIMEDIA, INC.

2014 Proxy Statement

NOTICE OF 2014
ANNUAL MEETING OF STOCKHOLDERS

April 7, 2014
Dear Stockholder:
You are cordially invited to attend the Martha Stewart Living Omnimedia, Inc. 2014 Annual Meeting of Stockholders to be held on Tuesday, May 20, 2014 at 10:00 a.m., Eastern time. The 2014 Annual Meeting of Stockholders (the "Annual Meeting") will be a virtual stockholder meeting through which you can view the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/mso2014 and entering your 12-digit Control Number.
As permitted under Securities and Exchange Commission rules, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. We believe this process increases the ability of our stockholders to receive the materials and information they require, lowers the costs of our Annual Meeting, and conserves natural resources. On April 7, 2014, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2014 Annual Meeting of Stockholders and fiscal 2013 annual report to stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. If you received your proxy materials by mail, the notice of annual meeting, 2014 Proxy Statement and proxy card from our Board of Directors were enclosed. You will find your 12-digit Control Number on your Notice or your proxy card, depending on which you received.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting. It is important that your shares be represented and voted at the meeting regardless of the size of your holdings and whether you plan to virtually attend the meeting. Accordingly, please vote your shares as soon as possible in accordance with the instructions you received.
On behalf of the Board of Directors, I would like to express our appreciation for your continued investment in Martha Stewart Living Omnimedia, Inc. I very much look forward to our 2014 Annual Meeting of Stockholders.
Sincerely,

Daniel W. Dienst
Chief Executive Officer

601 West 26th Street	New York, New York 10001	(212) 827-8000

MARTHA STEWART LIVING OMNIMEDIA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m. Eastern time, on Tuesday, May 20, 2014

Place:	Online only at: www.virtualshareholdermeeting.com/mso2014
You will not be able to attend the Annual Meeting in person.

Admission:
To participate, vote, or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/mso2014 and be sure to have your 12-digit control number (included in your Notice of Internet Availability of Proxy Materials).

Agenda:	1.	To elect 6 directors to our Board of Directors, each to hold office until our 2015 annual meeting of stockholders or until their successors are duly elected and qualified;

	2.	To cast a non-binding advisory vote to approve named executive officer compensation (“say-on-pay”);

	3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

	4.	To consider and vote upon a stockholder proposal regarding special meetings to be called by stockholders, if properly presented; and

	5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Record Date:	You are entitled to vote only if you were a Martha Stewart Living Omnimedia, Inc. stockholder as of March 25, 2014.

Voting:
Your vote is very important. Whether or not you plan to attend the Annual Meeting via live webcast, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible via the Internet, through computer or mobile device such as a tablet or smartphone; the telephone; or mail.

By order of the Board of Directors,
ALLISON HOFFMAN
Executive Vice President, General Counsel & Corporate Secretary
New York, New York
April 7, 2014

YOUR VOTE IS IMPORTANT
Please note that we are only mailing a full set of our proxy materials for the 2014 Annual Meeting to those stockholders who specifically request printed copies. If you have only received a Notice Regarding the Availability of Proxy Materials in the mail and wish to request printed copies, please follow the instructions in the Notice.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

References to “we,” “us,” “our,” “the Company” and “MSO” refer to Martha Stewart Living Omnimedia, Inc.

Voting

Stockholders of record of our Class A common stock, par value $0.01 per share (“Class A Common Stock”) and Class B common stock, par value $0.01 per share (“Class B Common Stock”) as of March 25, 2014, the Record Date, are entitled to vote. Each share of Class A Common Stock entitles its holder to one vote, while each share of Class B Common Stock entitles its holder to ten votes. Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be voted upon at the Annual Meeting.

Attending the Annual Meeting

We will be hosting the Annual Meeting live via Internet webcast. You will not be able to attend the meeting in person. Any stockholder can listen to the meeting and participate via live webcast at www.virtualshareholdermeeting.com/mso2014. The webcast will begin at 10:00 a.m., Eastern time, on May 20, 2014. Stockholders may vote and submit questions during the meeting. Please have your 12-digit control number to enter the meeting. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/mso2014.

Voting Matters

Proposal	MSO Board Voting Recommendation	Page Reference (for more detail)

Election of Six Directors	FOR Each director nominee	15
Advisory Vote to Approve Named Executive Officer Compensation	FOR	23
Ratification of Appointment of Ernst & Young LLP as Independent Auditors	FOR	55
Vote on Stockholder Proposal Concerning Special Stockholder Meetings	AGAINST	59

Our Director Nominees
For more detailed information, please refer to “Directors, Executive Officers and Corporate Governance” beginning on page 7.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
					AC	CC	NCGC	FC
Daniel W. Dienst	48	2013	Chief Executive Officer, MSO
Martha Stewart	72	2011	Founder, Chief Creative Officer, MSO
Arlen Kantarian	61	2009	Former CEO, US Tennis Association	X, LD		X	X	X
William Roskin	72	2008	Founder, Roskin Consulting	X	X	Chair	Chair	Alt.
Margaret M. Smyth	50	2012	Vice President, Finance, Consolidated Edison	X	Chair		X	X
Pierre deVillemejane	47	2013	Chief Executive Officer, WWRD Holdings Limited	X	X	X		Chair

AC	Audit Committee	LD	Lead Director
CC	Compensation Committee	Chair	Chairperson
NCGC	Nominating and Corporate Governance Committee	Alt.	Alternate Member
FC	Finance Committee

Each director nominee serves as a current director and attended at least 75% of all meetings of the board of directors, and each committee on which he or she sat, during 2013.

i

Executive Compensation Highlights

Pay for Performance Alignment

The recently completed 2013 fiscal year was challenging for MSO as we continued our business and organizational transition to return the Company to profitability while continuing to generate unique and high-quality ideas, inspirations, content and products. We delivered a $54.5 million improvement in operating income from the prior year, growth in our Merchandising segment and impressive consumer engagement through our digital offerings. We also underwent several leadership changes. Following the resignation of Lisa Gersh in February 2013, we appointed Daniel Taitz as interim principal executive officer until Daniel W. Dienst was appointed as Chief Executive Officer in October 2013. Mr. Taitz subsequently stepped down as Chief Administrative Officer on December 31, 2013.

Financial highlights are summarized below:

Financial Metric	2013 Results (in thousands, except per share amounts)	2012 Results (in thousands, except per share amounts)
Revenues	$160,675	$197,627
Operating loss	$(1,897)	(56,396)*
Loss per share (basic and diluted)	$(0.03)	$(0.83)*
* Includes a non-cash goodwill impairment charge

Although we have improved over the prior year, our 2013 results fell short of our expectations in most cases and had the following impact on compensation:

•	Annual bonuses were not paid to our executive officers, including our named executive officers.

•	Performance based restricted stock units granted prior to and in 2013 to certain of our named executive officers and tied to the performance of the Company's stock did not vest.
Further, in conjunction with the amendment of her employment agreement and in an effort to return the Company to profitability, Ms. Stewart's base salary was reduced by 10% to $1.8 million.
For more information, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC.

Key Features of our Executive Compensation Program
We designed our compensation programs for named executive officers to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and alignment of that pay with the interests of our stockholders are the key principles that underlie our compensation program and decisions. In that regard, we:

•	consider peer group competitive pay and practices in establishing compensation;

•	have robust stock ownership guidelines that encourage our named executive officers to act as owners with an equity stake in the Company thereby aligning their interests closely with stockholders;

•	schedule and price stock option grants to promote transparency and consistency;

•	pay reasonable salaries to our senior executives;

•	award performance based equity that ties vesting to the performance of our Common Stock;

•	enhance retention by subjecting a significant percentage of total compensation to multi-year vesting;

•	do not include excise tax gross-ups in change in control termination benefits; and

•	do not encourage unnecessary and excessive risk taking.

For more detailed information, please refer to “Compensation Discussion and Analysis” beginning on page 24.

ii

Auditors
For more detailed information, please refer to “Fees Billed by Ernst & Young” beginning on page 56.

We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Set forth below is summary information with respect to the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP during 2013 and 2012.

	2013	2012
Audit fees	$797,900	$829,015
Audit-related fees	28,000	28,000
Tax fees	36,622	41,809
All other fees	2,172	2,172
Total fees	$864,694	$900,996

iii

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

1.	Why am I receiving these materials?
The Board of Directors (the “Board”) of Martha Stewart Living Omnimedia, Inc. is providing these proxy materials to you on the Internet or, upon your request, has delivered the proxy materials to you, in connection with MSO’s 2014 Annual Meeting of Stockholders. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes materials that we are required to provide to you under Securities and Exchange Commission ("SEC") rules and that are designed to assist you in voting your shares.

2.	What is included in the proxy materials?
The proxy materials include:

•	Our proxy statement for the 2014 Annual Meeting of Stockholders;

•	Our 2013 Annual Report to Stockholders (the "2013 Annual Report"), which consists of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and

•	Your proxy card for the Annual Meeting.

3.	What information is included in the proxy materials?
The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board and Board committees, the compensation of directors and certain executive officers, corporate governance matters, and certain other required information.

4.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2013 Annual Report to Stockholders, to our stockholders electronically via the Internet instead of mailing printed copies. Unless a stockholder previously requested paper delivery of communications from us, a stockholder will receive a Notice of Internet Availability of Proxy Materials instructing the stockholder as to how to access and review all of the proxy materials on the Internet.

5.	What is "householding"?
The SEC permits us to deliver a single copy of the Notice of Internet Availability of Proxy Materials, and if applicable, the proxy statement and 2013 Annual Report, to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. Each stockholder will continue to receive a separate proxy card. By “householding” we can reduce printing costs, mailing costs and fees.
If you are a stockholder of record and wish to receive a separate Notice of Internet Availability of Proxy Materials or the proxy statement and 2013 Annual Report, or if your household is receiving multiple sets of these documents and would prefer to receive only one set, please contact Broadridge by telephone at 1-800-542-1061 or by mail at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, N.Y. 11717. Stockholders owning their shares through a bank, broker, or other nominee may request to discontinue or begin householding by contacting their bank, broker or nominee. You can also request additional copies by sending a written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 601 West 26th St., New York, New York 10001.

6.	How can I access the proxy materials over the Internet?
The Notice of Internet Availability of Proxy Materials and proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet and vote your shares. The proxy materials, as well as other financial information, are also available on our Investor Relations website at: www.marthastewart.com under the link for “Investor Relations.”
Voting Information

7.	Who is entitled to vote at the Annual Meeting?
The record date for the Annual Meeting is March 25, 2014. Stockholders of record and beneficial owners as of that date are entitled to vote at the Annual Meeting. You are considered a stockholder of record if you hold Common Stock in your name in an account with our stock transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”). You are a beneficial owner if you hold Common Stock indirectly through a broker, bank or other nominee.
On the Record Date, we had 31,156,460 shares of Class A Common Stock and 25,734,625 shares of Class B Common Stock outstanding.

8.	How do I vote my shares?
You can vote your shares:

•
By Internet: You can vote electronically in accordance with the instructions on your proxy card or, if you are a beneficial owner, in accordance with any electronic voting instructions provided to you by the record holder, as applicable.

•
By Telephone: If you received your proxy materials by mail or if you request paper copies of the proxy materials, you can vote by calling 1-800-690-6903 and following the instructions on your proxy card or, if you are a beneficial owner, in accordance any telephonic voting instructions provided to you by the record holder, as applicable.

•
By Proxy Card: If you received your proxy materials by mail or if you request paper copies of the proxy materials, you can vote by completing and returning your signed proxy card in the postage-paid envelope. If you vote by telephone or Internet, you should not return your proxy card unless you wish to change your vote.

•
During the Annual Meeting: Instructions on how to vote while participating in our Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/mso2014. Shares held beneficially may not be voted during our Annual Meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 19, 2014.

9.	How many votes am I entitled per share?
Each holder of shares of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held as of the Record Date, and each holder of shares of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock held as of the Record Date. The holders of Class A Common Stock and Class B Common Stock are voting as a single class on all matters described in this proxy statement for which your vote is being solicited.

10.	Can I change my vote or revoke my proxy?
You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are a stockholder of record, you may change your vote and grant a new proxy bearing a later date by:

•	signing and returning a new proxy card with a later date;

•	submitting a later-dated vote by telephone or via the Internet (only your last telephone or Internet vote will be counted) by 11:59 p.m. Eastern time on May 19, 2014;

•	participating in the Annual Meeting live via the Internet and voting again by telephone or via the Internet; or

•	sending a written notice of revocation to our Corporate Secretary at Martha Stewart Living Omnimedia, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York, 11717 prior to the Annual Meeting.

11.	Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within MSO or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.

12.	How many shares must be present or represented to conduct business at the Annual Meeting?
The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of the voting power of our Class A Common Stock and Class B Common Stock outstanding as of the Record Date must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

13.	How are my votes counted?
In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In tabulating voting results for the election of directors, only “FOR” votes are counted.
For the other items of business to be brought before the Annual Meeting, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN” in any of the other items of business to be brought before the Annual Meeting, the abstention has the same effect as a vote “AGAINST.”
If you provide specific instructions with regard to certain items, your shares will be voted in accordance with your instructions on such items. If no instructions are indicated, the shares will be voted as recommended by the Board.

14.	What is a "broker non-vote"?
If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
In tabulating the voting result for any particular proposal, shares that constitute broker “non-votes” are not considered entitled to vote on that proposal. Thus, broker “non-votes” will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

15.	What is the voting requirement to approve each of the proposals?
In the election of directors, each director will be elected by the vote of a plurality of “FOR” votes cast with respect to that director nominee. The approval of the remaining four proposals described below requires the affirmative “FOR” votes of the holders of a majority of the voting power of the Company’s Class A Common Stock and Class B Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, voting together as a single class:

(1)	advisory vote to approve executive compensation;

(2)	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	the stockholder proposal regarding special stockholder meetings; and

(4)	any other items of business that may be properly brought before the Annual Meeting.

16.	What happens if additional matters are presented at the Annual Meeting?
Our Board does not intend to present any business at the Annual Meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the Annual Meeting, the persons named as proxy holders, Daniel W. Dienst and Kenneth P. West, will act on such matters in their discretion as permitted.

17.	Who will bear the cost of soliciting votes for the Annual Meeting?
MSO will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to beneficial owners in accordance with applicable rules.

18.	Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Attending the Annual Meeting

19.	Can I attend the Annual Meeting?
We will be hosting the 2014 Annual Meeting live via the Internet. You will not be able to attend the meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/mso2014. The webcast will start at 10:00 a.m., Eastern time, on May 20, 2014. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet.

20.	What do I need in order to participate in the Annual Meeting online?
In order to participate in the Annual Meeting online, you will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) in order to be able to submit questions or vote your shares during the meeting. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/mso2014.

Additional Information

21.	What is the deadline to propose actions for consideration at next year's Annual Meeting of Stockholders or to nominate individuals to serve as directors?
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 31, 2014. If we hold our 2015 Annual Meeting of Stockholders more than 30 days before or after May 20, 2015 (the one-year anniversary of our 2014 Annual Meeting of Stockholders), we will disclose the new deadline by which stockholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Proposals can be addressed to Martha Stewart Living Omnimedia, Inc., Attn: Corporate Secretary, 601 West 26th Street, New York, New York 10001.
Our bylaws also establish advance notice procedures for certain matters, including for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement or for stockholders who wish to nominate individuals for election to the Board. To be timely for our 2015 Annual Meeting of Stockholders, our Corporate Secretary must receive written notice at our principal executive offices:

•	not earlier than the close of business on February 19, 2015, and

•	not later than the close of business on March 21, 2015.
If we hold our 2015 Annual Meeting of Stockholders more than 30 days before or 60 days after May 20, 2015 (the one-year anniversary of the 2014 Annual Meeting of Stockholders), then notice of a stockholder proposal that is not intended to be included in our proxy statement or a nomination for director must be received:

•	not earlier than the 90th day prior to the 2015 Annual Meeting of Stockholders, and

•	not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the public announcement of the date of the 2015 Annual Meeting.
Stockholders must also comply with certain other applicable requirements contained in our bylaws.
If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements contained in our bylaws and applicable laws.

22.	Where can I obtain corporate governance materials?
Our corporate governance materials are posted on our website (www.marthastewart.com) under the link for “Investor Relations - Corporate Governance.” In addition, stockholders may obtain paper copies of our corporate governance materials by sending a written request to Martha Stewart Living Omnimedia, Inc., Attn: Corporate Secretary, 601 West 26th Street, New York, New York 10001.

23.	Where can I obtain more information about the Company?
Stockholders can access our stockholder forum at www.theinvestornetwork.com/forum/mso to learn more about the Company and to submit questions in advance of the Annual Meeting. Stockholders may also view our proxy materials, vote through the Internet and access the live webcast of the Annual Meeting through the stockholder forum. To access the forum, you must have your 12-digit control number available.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers
The names of our directors and executive officers and their ages, positions and biographies as of April 7, 2014 are set forth below. Our executive officers are appointed by, and serve at the discretion of our Board. There are no family relationships among our directors or executive officers.

Name	Age	Position
Martha Stewart	72	Non-Executive Chairman of the Board, Founder and Chief Creative Officer
Daniel W. Dienst	48	Chief Executive Officer and Director
Arlen Kantarian	61	Lead Director
Pierre deVillemejane	47	Director
William Roskin	71	Director
Margaret M. Smyth	50	Director
Allison Hoffman	43	Executive Vice President, General Counsel and Corporate Secretary
Allison Jacques	49	Senior Vice President, Controller and Principal Accounting Officer
Patricia Pollack	59	Senior Executive Vice President, Merchandising
Kenneth P. West	55	Executive Vice President and Chief Financial Officer
Martha Stewart, our founder, has served as one of our directors since September 2011 and was elected Non-Executive Chairman of the Board in May 2012. In addition, Ms. Stewart became the Company’s Chief Creative Officer in 2012, a role she previously held from 2003 to 2004. In 2010, the Board appointed Ms. Stewart Chief Editorial, Media and Content Officer. Ms. Stewart previously served as Chairman of the Board from the Company’s creation in 1996 until June 2003 when she resigned as a director. She also served as Chief Executive Officer from 1996 until 2003. In March 2004, she resigned and assumed the position of Founder, a non-officer position. In 2004, she was found guilty in the United States District Court for the Southern District of New York of conspiracy, obstruction of an agency proceeding and making false statements to federal investigators in connection with the personal sale of non-Company stock. In 2006, Ms. Stewart settled insider trading charges with the SEC related to that same sale and accepted penalties that included a five-year ban from serving as a director of a public company and a five-year limitation on her service as an officer or employee of a public company. Ms. Stewart is the author of numerous books on the domestic arts.
Daniel W. Dienst, has served as our Chief Executive Officer since October 2013 and has served on our Board since August 2013. From March 2008 through June 2013, Mr. Dienst served as Executive Director and Group Chief Executive Officer of Sims Metal Management Limited (“Sims Metal”) where he was also a member of each of the Safety, Health, Environment & Community Committee, the Nomination/Governance Committee and the Finance & Investment Committee. Mr. Dienst was formerly a director (since June 2001), Chairman (since April 2003), Chief Executive Officer (since January 2004) and President (since September 2004) of Metal Management, which merged with Sims Metal in March 2008. From January 1999 to January 2004, Mr. Dienst served in various capacities with CIBC World Markets Corp., including Managing Director of the Corporate and Leveraged Finance Group. From October 1995 to March 1998, he served in various capacities with Jefferies & Company, Inc., and served as its Vice President for Corporate Finance and Restructurings. Mr. Dienst has also served as Chairman of the Board of Metals, USA, Inc. before its sale to an affiliate of Apollo Management LP in 2005.
Arlen Kantarian, has served as one of our directors since February 2009. Mr. Kantarian served as the United States Tennis Association’s Chief Executive Officer of Professional Tennis from March 2000 to December 2008, where he oversaw all aspects of the USTA’s Professional Tennis operations, including the US Open. Prior to working at the USTA, Mr. Kantarian was the President and Chief Executive Officer of Radio City Entertainment and Radio City Music Hall, serving from 1989 to 1998. Mr. Kantarian also served as a Vice President, Marketing for the National Football League from 1981 to 1988. Prior to that, Mr. Kantarian had senior level marketing positions and PepsiCo, Inc. and Colgate-Palmolive Company.

Pierre deVillemejane, has served as one of our directors since August 2013. Mr. deVillemejane is currently the Chief Executive Officer and a member of the Board of Directors of WWRD Holdings Limited (“WWRD”), the leading provider of luxury home and lifestyle products sold worldwide under a number of well-recognized brands, including Waterford, Wedgwood, Royal Doulton, Royal Albert, Minton and Johnson Brothers. Prior to joining WWRD in March 2009, Mr. deVillemejane was an Advisor at KPS Capital Partners, LP from February 2008. Prior to this, Mr. deVillemejane held several executive roles at Speedline Technologies, which he joined in 1992, including President and Chief Executive Officer from 2003 to 2007. Mr. deVillemejane previously held leadership roles at L’Oreal SA.
William Roskin, has served as one of our directors since October 2008. In 2009, Mr. Roskin founded Roskin Consulting, a consulting firm with a specialty in media-related human relations. Mr. Roskin was a Senior Advisor to Viacom, Inc., a media conglomerate, from 2006 until 2009, when he retired to form Roskin Consulting. Prior to that, Mr. Roskin worked at Viacom, Inc. as the senior executive in charge of the human resources and administration functions from 1988 to 2006, ultimately serving as Executive Vice President. Before joining Viacom, Inc., Mr. Roskin was Senior Vice President, Human Resources at Coleco Industries, Inc. from 1986 to 1988. Prior to joining Coleco Industries, Inc., Mr. Roskin worked for Warner Communications for 10 years. He served as General Counsel to the City of New York’s Department of Personnel and City Civil Service Commission from 1971 to 1976. Within the past five years, Mr. Roskin has also served on the boards of Ritz Interactive, Inc. (2005-2010), ION Media Networks, Inc. (2006-2009) and Media and Entertainment Holdings, Inc. (2006-2008).
Margaret M. Smyth, has served as one of our directors since January 2012. Ms. Smyth is a skilled global business executive who has been the Vice President of Finance for Consolidated Edison, Inc. since 2012. Prior to this, Ms. Smyth served as Vice President and Chief Financial Officer of Hamilton Sundstrand, which is part of United Technologies Corp., from October 2010 to June 2011. Prior to that, she served as Vice President and Corporate Controller of United Technologies Corp. from August 2007 to September 2010. Ms. Smyth served as Vice President and Chief Accounting Officer of 3M Corporation from April 2005 to August 2007. Ms. Smyth has previously held financial leadership positions at Deloitte & Touche and Arthur Andersen. In addition, she has served on the Board of Directors of Vonage Holdings Corporation since September 2012 and is a member of its Audit and Nominating Committees, is a member of the board of Concern Worldwide, a non-governmental, international humanitarian organization dedicated to reducing suffering worldwide through the elimination of poverty, and was a member of the IFRS Interpretations Committee, IASB in London. Ms. Smyth is also an Aspen Institute Henry Crown Fellow and a member of both of the National Association of Corporate Directors and Women Corporate Directors.
Allison Hoffman, has served as our Executive Vice President, General Counsel and Corporate Secretary since August 2013 and joined the Company in December 2012. From June 1999 to September 2012, Ms. Hoffman was employed by ALM Media, LLC, a leading provider of specialized news and information for the legal and commercial real estate sectors, as Senior Vice President, Chief Legal Officer and Secretary (January 2007 - September 2012), Vice President, General Counsel and Secretary (August 2001 to December 2006) and Assistant General Counsel (June 1999 - July 2001). From 1995 to 1999, Ms. Hoffman was an associate in the corporate finance department of Skadden, Arps, Slate, Meagher and Flom LLP. Ms. Hoffman has served on the Board of Directors of Network-1 Technologies, Inc. (OTC Bulletin Board: NTIP) since December 2012 and is the Chairperson of its Compensation Committee and a member of the Audit Committee.
Allison Jacques, currently serves as our Senior Vice President, Controller and Principal Accounting Officer. She has served as our Controller since December 2002 and our principal accounting officer since February 2011. Ms. Jacques previously served as the Company’s interim principal financial and accounting officer from January 2009 to March 2009 and from February 2011 to September 2011. She served as the Assistant Controller from April 1997, when she joined the Company, to December 2002. From June 1991 until March 1997, Ms. Jacques served in various capacities in the finance department of General Media International, Inc. Prior to that, she worked at Grant Thornton LLP as a certified public accountant.
Patricia Pollack, currently serves as our Senior Executive Vice President, Merchandising. Ms. Pollack joined the Company in August 2008 and served as Executive Vice President of Merchandising until her promotion to Senior Executive Vice President in June 2011. Prior to joining the Company, Ms. Pollack served as Chief Executive Officer of Donna Karan Home from 1999 to 2008 and, prior to that, she was President of Calvin Klein Home. Ms. Pollack previously served as Vice President of licensing and marketing for F. Schumacher & Co. and held managerial positions at global textile mill Fieldcrest Cannon.

Kenneth P. West, has served as our Executive Vice President and Chief Financial Officer since September 2011. Mr. West previously served as Executive Vice President and Chief Financial Officer of Marvel Entertainment LLC, a brand-driven licensing and media company from May 2002 to June 2010. From June 2010 to July 2011, he served as an independent consultant to media and entertainment companies. Prior to May 2002, Mr. West, a certified public accountant, was chief financial officer of two middle-market, privately held companies, and spent over 15 years with the Stamford, Connecticut office of Ernst & Young LLP, principally in the auditing division.

Directors Nominations and Qualifications
The Nominating and Corporate Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance and other disciplines relevant to the success of a large publicly traded company in today's business environment; understanding of the Company's business and activities on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.
Upon determining the need for additional or replacement Board members, the Nominating and Corporate Governance Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate. Based on its assessment of each candidate's independence, skills and qualifications and the criteria described above, the Nominating and Corporate Governance Committee will make recommendations regarding potential director candidates to the Board. The Nominating and Corporate Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate's background and experience.

Stockholder Recommendations
The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates to the Board to be included in the Company's annual proxy statement using the same criteria as described above. Stockholders must comply with the advance notice, information and consent provisions contained in our bylaws. See "Questions and Answers About the Proxy Materials and the Annual Meeting" above for more information.
Corporate Governance and Board Matters

Code of Ethics
We have adopted a Code of Business Conduct and Ethics ("Code of Ethics"), last amended in January 2014, that applies to all of our directors, officers and employees, including our principal executive officer, our principal financial officer, and our principal accounting officer and controller and persons performing similar functions. Our Code of Ethics requires, among other things, that all of our directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company's best interest. In addition, our Code of Ethics imposes obligations on all of our directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and that comply with applicable laws and with our internal controls, as well as providing for disclosure controls and procedures. Our Code of Ethics sets forth controls and prohibitions on doing business with related parties. The Code of Ethics also provides for a whistleblower hotline that permits employees to report, anonymously or otherwise, ethical or other concerns they may have involving the Company.
The Audit and Nominating and Corporate Governance Committees of the Board adopted a Code of Ethics for the CEO and Senior Financial Officers ("Senior Financial Officer Code of Ethics") in February 2013 as an addendum to the Code of Ethics. The Senior Financial Officer Code of Ethics formalizes the general standards of honesty, integrity and judgment that we expect of all senior financial officers.
We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives, including our Code of Ethics and Senior Financial Officer Code of Ethics. The corporate governance page can be found on our website at www.marthastewart.com under the link for "Investor Relations – Corporate Governance." We will promptly post under the same link amendments to or waivers of our Code of Ethics for Senior Financial Officer Code of Ethics, if any, involving our directors and executive officers.

Corporate Governance and Director Independence
Our Corporate Governance Guidelines state that a majority of the Board will consist of directors who meet the independence requirements of the New York Stock Exchange (“NYSE”) listing standards, as well as the criterion related to contributions to non-profit organizations. A copy of our Corporate Governance Guidelines, which include our definitions for independence, can be found on our website at www.marthastewart.com under the link for "Investor Relations – Corporate Governance." Our Board conducts an annual review to determine whether each of our directors qualifies as independent as defined in our Corporate Governance Guidelines and the NYSE listing standards applicable to board composition. The Board makes an affirmative determination regarding the independence of each director, based upon the recommendation of the Nominating and Corporate Governance Committee.
The independence standards in our Corporate Governance Guidelines provide that an “independent” director is a director whom the Board has determined has no material relationship with the Company or any of its consolidated subsidiaries (collectively, the “Corporation”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Corporation. For purposes of this definition, the Corporate Governance Guidelines state that a director is not independent if:

1.
The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Corporation.

2.
The director has received, or has an immediate family member who has received, during any consecutive 12-month period during the last three years, more than $120,000 in direct compensation from the Corporation (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than as an executive officer) of the Corporation is not considered for purposes of this standard.

3.
(a) The director, or an immediate family member of the director, is a current partner of the Corporation’s internal or external auditor; (b) the director is a current employee of the Corporation’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Corporation’s internal or external auditor who personally works on the Corporation’s audit; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Corporation’s internal or external auditor and personally worked on the Corporation’s audit within that time.

4.
The director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers serves or served at the same time on that company’s compensation committee.

5.
The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the Nominating and Corporate Governance Committee must approve any contribution of $25,000 or more to a non-profit organization where a director or a director’s spouse is an employee. A director is presumed not to be independent if the director, or the director’s spouse, is an employee of a non-profit organization to which the Corporation has made contributions in an amount that exceeded $100,000 in any of the last three fiscal years. The Board may determine, however, that a director who does not meet this standard nonetheless is independent based on all the facts and circumstances.
Based on the foregoing standards, the Board determined that each of Pierre deVillemejane, Arlen Kantarian, William Roskin and Margaret M. Smyth is or was independent and has or had no transactions, relationships or arrangements with the Company, except as a director and stockholder of the Company. The Board has determined that Martha Stewart and Daniel W. Dienst are not independent. From January 2013 to October 2013, J. C. Penney Corporation ("J.C. Penney") appointed two directors on our Board to serve as Series A Designees pursuant to rights granted to them in accordance with their ownership of Series A Preferred Stock. The Board had determined that the Series A Designees were not independent due to our commercial relationship with J. C. Penney, J. C. Penney’s stock ownership in the Company, J. C. Penney’s right to elect the Series A Designees and other relevant factors. In October 2013, the Company and J.C. Penney entered into an amendment of our commercial agreement which, among other things, provided for the return of the 11,000,000 shares of our Class A Common Stock held by J.C. Penney (the "Returned Shares") and the one (1) share of our Series A Preferred Stock. Upon surrender by J.C. Penney of the Returned Shares and the Series A Preferred Stock, the Company retired these shares and J.C. Penney removed its Series A Designees from our Board. Upon cancellation of the Series A Preferred Stock, J.C. Penney is no longer entitled to designate for election any members of our Board. See "Certain Relationships and Related Person Transactions" below for more information on our relationship with J.C. Penney.

Board Meetings
During 2013, the Board held twelve meetings. Each of our directors attended, in person or by telephone, at least 75% of the total number of meetings of both the Board of Directors and Board committees on which such director served during the period. Under our Corporate Governance Guidelines, each of our directors is expected to attend our annual meetings. At the time of our 2013 Annual Meeting, we had eight directors, all of whom attended the 2013 Annual Meeting.
Executive Sessions
Executive sessions of our independent directors are held in connection with each regularly scheduled Board meeting and at other times as necessary, and are chaired by our Lead Director. Executive sessions are held without the presence of management, including our Chief Executive Officer and other non-independent directors. Our standing committees also generally meet in executive session at the end of each committee meeting.

Board Leadership Structure and Lead Director
Our Corporate Governance Guidelines do not dictate a particular Board structure and the Board has the flexibility to select its Chairperson and our Chief Executive Officer in the manner it believes is in the best interests of our stockholders. Our Corporate Governance Guidelines provide that the roles of Chairperson and Chief Executive Officer must be separate and filled by two individuals. On May 23, 2012, the Board appointed Ms. Stewart Non-Executive Chairman of the Board and Mr. Dienst has served as our Chief Executive Officer since October 2013. Our current separation of the duties of Chairman of the Board and Chief Executive Officer recognizes the differences between these roles as they are currently defined. Our Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company, while the Chairperson’s function is to lead the Board. Therefore, the Company believes that separating the Chairperson and Chief Executive Officer roles is appropriate and in the best interest of its stockholders.
In addition, when the Chairperson is not an independent director, as was the case in 2013, the Company’s Corporate Governance Guidelines provide for an independent lead director (the “Lead Director”). The Lead Director’s responsibilities include presiding over and setting the agendas for executive sessions of the non-management or independent directors, consulting with the Chairperson regarding the scheduling of Board meetings, overseeing the appropriate flow of information to the Board, acting as a liaison between the non-management directors and management with respect to scheduling and agendas for Board meetings and being available for consultation and communication with stockholders as appropriate. Mr. Kantarian currently serves as our Lead Director.

Stockholders or other interested parties who wish to communicate with a member or members of the Board, including the Lead Director or the non-management or independent directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 601 West 26th Street, New York, New York 10001. The office of the Corporate Secretary will review and forward all correspondence to the appropriate Board member or members for response.

Board Role in Risk Oversight
Risk management is primarily the responsibility of the Company’s management. The Board has oversight responsibility for the processes established to identify, report and mitigate material risks applicable to the Company and has delegated to the Audit Committee its oversight responsibility with respect to financial and accounting risks. The Audit Committee regularly meets and discusses with management, as well as consults the Company’s independent registered public accountant, the Company’s major financial risk exposures and the Company’s risk assessment and risk management policies and their effectiveness.
Each of the Board’s other committees also monitors management in evaluating risks that fall within that committee’s areas of responsibility. In performing this function, each committee has full access to management. The Board believes that the administration of its risk oversight function has not affected the Board’s choice of leadership structure.

Board Committees
In 2013 our Board had four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee. Each committee is currently comprised of the following independent members:

	Audit	Compensation	Nominating and Corporate Governance	Finance
Pierre deVillemejane	X	X		Chairperson
Arlen Kantarian		X	X	X
William Roskin	X	Chairperson	Chairperson	Alternate
Margaret M. Smyth	Chairperson		X	X

From time to time, the Board may establish ad hoc committees to address particular matters. In June 2013 a Special Committee was formed for the purposes of exploring, advising the Board with respect to, and negotiating various investment opportunities presented to the Company. Mr. Kantarian, Mr. Roskin and Ms. Smyth served on the Special Committee.
Each of our standing committees operates under a written charter. The committee charters can be found on our website at www.marthastewart.com under the link for "Investor Relations – Corporate Governance."
Audit Committee
The primary purpose of the Audit Committee is to assist our Board in overseeing the quality and integrity of our accounting, auditing and financial reporting processes. As more fully described in its charter, the Audit Committee's responsibilities include:

•	overseeing our accounting and financial reporting process, including the review of our quarterly and annual financial results;

•	selecting, retaining and evaluating our independent auditors and reviewing the scope of the auditors' work, including pre-approval of audit and non-audit services;

•	overseeing the performance of our internal audit function;

•	reviewing management's assessment of the effectiveness of the Company's internal controls over financial reporting;

•	reviewing and approving or ratifying related party transactions and potential conflicts of interest; and

•	reviewing the Company's compliance with legal and regulatory requirements.
A copy of the Audit Committee’s charter is posted on our website (www.marthastewart.com) under the link for “Investor Relations – Corporate Governance.”
Our Audit Committee currently consists of Ms. Smyth, who serves as its chairwoman, Mr. Roskin and Mr. deVillemejane. The Audit Committee met four times during 2013. The Board, in its business judgment, has determined that each director serving on the Audit Committee meets the independence criteria prescribed by the Exchange Act and SEC rules and regulations and meets the NYSE's financial literacy requirements for audit committee members. The Board has also determined that Ms. Smyth qualifies as an audit committee financial expert within the meaning of SEC rules.
Compensation Committee
The primary purpose of our Compensation Committee is to assist our Board in overseeing our compensation program. As more fully described in its charter, the Compensation Committee's responsibilities include:

•	reviewing and approving our general compensation strategy;

•	establishing annual and long-term performance goals for our executive officers;

•	administering our stock and bonus plans and any equity or cash compensation arrangements that may be adopted by us from time to time;

•	reviewing compensation levels for directors for service on our Board and its committees and recommending changes in such compensation; and

•
reviewing and discussing with management the annual Compensation Discussion and Analysis (CD&A) disclosure and the related tabular presentations regarding named executive officer compensation and, based on this review and discussions, making a recommendation to include the CD&A disclosure and the tabular presentations in our annual public filings.

A copy of the Compensation Committee’s charter is posted on our website (www.marthastewart.com) under the link for “Investor Relations – Corporate Governance.”
Our Compensation Committee currently consists of Mr. Roskin, who serves as its chairperson, Mr. deVillemejane and Mr. Kantarian. The Compensation Committee met 23 times during 2013. The Board, in its business judgment, has determined that each director serving on the Compensation Committee meets the independence requirements prescribed by the NYSE and is a “non-employee director” for purposes of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.
Nominating and Corporate Governance Committee
The primary purpose of our Nominating and Corporate Governance Committee is to assist our Board in identifying individuals qualified to become members of our Board, to oversee the evaluation of our Board and management and to review and update our corporate governance principles. As more fully described in its charter, the Nominating and Corporate Governance Committee's responsibilities include:

•	developing and recommending a set of corporate governance principles to our Board;

•	evaluating the composition, size, organization and governance of our Board and its committees;

•	reviewing and recommending to our Board director independence determinations with respect to continuing and prospective directors;

•	evaluating and recommending candidates for election to our Board, including nominees recommended by our stockholders; and

•	overseeing our Board and Board committees' performance and self-evaluation process.
A copy of the Nominating and Corporate Governance Committee’s charter is posted on our website (www.marthastewart.com) under the link for “Investor Relations – Corporate Governance.”
Our Nominating and Corporate Governance Committee currently consists of Mr. Roskin, who serves as its chairperson, Ms. Smyth and Mr. Kantarian. The Nominating and Corporate Governance Committee met nine times during 2013. The Board, in its business judgment, has determined that each director serving on the Nominating and Corporate Governance Committee meets the independence requirements prescribed by the NYSE.
Finance Committee
The primary purpose of our Finance Committee is to assist the Board in overseeing financing arrangements, budgets and long-term strategy. As more fully described in its charter, the Finance Committee's responsibilities include:

•	overseeing and monitoring annual budgets;

•	reviewing long-term financial and investment plans and strategies;

•	evaluating strategic plans and initiatives with management; and

•	overseeing major commercial and investment banking relationships.
Our Finance Committee currently consists of Mr. deVillemejane, who serves as its chairperson, Ms. Smyth and Mr. Kantarian. The Finance Committee met six times during 2013.

Compensation Committee Interlocks and Insider Participation
Each of the members of our Compensation Committee during 2013 is or was a non-employee director and was never an officer or employee of the Company or any of its subsidiaries. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or on our Compensation Committee.

PROPOSAL 1: ELECTION OF DIRECTORS
The Nominating and Corporate Governance Committee recommended, and the Board of Directors has nominated:

• Martha Stewart	• Margaret M. Smyth
• Arlen Kantarian	• William Roskin
• Pierre deVillemejane	• Daniel W. Dienst
as nominees for election as members of our Board of Directors at the Annual Meeting. At the Annual Meeting, six directors will be elected to the Board. The table below summarizes key qualifications, skills or attributes of each of our director nominees which we believe qualifies him or her to serve on our Board.

Director	Qualifications
Martha Stewart	Extensive entrepreneurial experience; unique insight into operations and creative vision for the Company; media and merchandising experience.
Arlen Kantarian	Breadth of entertainment, media and merchandising industry experience; tenure on our Board provides valuable insight into operational strategy and execution.
Pierre deVillemejane	Global merchandising, business, marketing, brand management and financial experience; extensive career in retail and consumer/luxury goods industry.
Margaret M. Smyth	Corporate, accounting and financial management expertise; extensive experience at global public companies and accounting firms; service on other public company boards.
William Roskin	Leadership experience in media companies; specialization in human resources and executive compensation; service on other public company boards.
Daniel W. Dienst	Corporate leadership experience; significant senior management experience in finance and international operations; corporate governance experience through service on public company boards.
Unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who are all presently directors of the Company. In the event that any nominee becomes unavailable or unwilling to serve as a member of our Board, the proxy holders will vote in their discretion for a substitute nominee, or if a substitute nominee cannot be identified, the Board may reduce the size of the Board.
The term of office of each person elected as a director will continue until the 2015 annual meeting or until a successor has been duly elected and qualified, or until the director’s earlier death, resignation, or removal.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

DIRECTOR COMPENSATION

The Nominating and Corporate Governance Committee reviews director compensation periodically and recommends changes to the Board, when it deems appropriate, based on market information provided by Frederick W. Cook & Co., Inc. ("FWC"), an independent compensation consulting firm, and taking into account various factors, including the responsibilities of directors generally and the responsibilities of committee chairs, and Company performance. Information regarding this process can be found under "Compensation Discussion and Analysis - Section 1 - Executive Summary - Setting our Compensation" on page 26 of this proxy statement. The Board reviews the recommendations of the Nominating and Corporate Governance Committee and determines the form and amount of director compensation. Directors who also serve as employees of the Company do not receive payment for services as a director.

Compensation Arrangements for Non-Employee Directors

The following summary describes compensation for non-employee directors.

Annual Cash Retainer for Board Service
Each non-employee director receives an annual cash retainer of $40,000, payable quarterly in arrears. Directors may elect to receive all or a portion of their annual retainer in Class A Common Stock. The amount of shares received is calculated based on the fees the director has elected to be paid in stock, divided by the closing price of a share of Class A Common Stock on the last business day of the quarter for which payment is being made.
Annual Cash Retainer for Committee Service
Each non-employee director who serves as the chairperson of a Committee receives an additional cash retainer, payable quarterly in arrears, in the following amounts: $10,000 per year for chairing the Nominating and Corporate Governance Committee, $10,000 per year for chairing the Finance Committee, $20,000 per year for chairing the Audit Committee and $20,000 per year for chairing the Compensation Committee.
Annual Cash Retainer for Board Chairperson or Lead Director
The annual cash retainer paid to the Chairperson of the Board (if the Chairperson of the Board is a non-employee director) is $20,000. Ms. Stewart, our current Non-Executive Chairman of the Board, does not receive this payment as she is a non-employee director. Effective July 1, 2012, the annual cash retainer paid to the Lead Director is $40,000.
Annual Restricted Stock Unit Grant for Board Service
Effective May 23, 2012, each non-employee director receives restricted stock units ("RSUs") equal to $60,000 in value upon election or re-election to the Board. The RSU grant is made as of the date of the annual meeting of stockholders and the number of RSUs to be awarded is determined by dividing $60,000 by the closing price of our Class A Common Stock on the date of issuance. Each RSU represents the contingent right to one share of our Class A Common Stock and vests on the earlier of May 31 of the following year or the next annual meeting. If a non-employee director is appointed to the Board at any point other than at the annual meeting of stockholders, the RSU grant is pro-rated and will be issued on the first business day of the month following the appointment, pursuant to our policy on equity issuances. Such grants will vest on the first anniversary of the grant. Grants to non-employee directors are issued pursuant to our Omnibus Stock and Option Compensation Plan (the "Stock Plan").
Meeting Fees
Meeting fees for non-employee directors are $1,500 for each in-person Board or committee meeting attended and $1,000 for each Board or committee meeting in which the director participates by telephone. All directors receive reimbursement of reasonable expenses incurred in connection with participation in Board and committee meetings.

Stock Ownership Guidelines
We have stock ownership guidelines designed to encourage non-employee directors to have an equity interest in the Company and to help align their interests with the interests of stockholders. Non-employee directors must accumulate and hold 5,000 shares within a five-year period commencing on initial appointment to the Board. Unvested RSUs or stock options do not count towards satisfying these guidelines. Non-employee directors who do not meet the ownership test are required to hold 75% of their shares that vest (net of shares withheld for tax obligations, if any) until such time as the applicable target is achieved. As of the end of 2013, each non-employee director was in compliance with our stock ownership guidelines.

Director Compensation Table

The following table provides information on the amount of compensation received by our non-employee directors for the year ended December 31, 2013. The directors who served as Series A Designees through April 2013, Michael Kramer and Daniel Walker, each waived their respective rights to receive compensation for serving as directors. The directors who served as Series A Designees from June 2013 through October 2013 received the compensation set forth below. Information regarding the compensation of Ms. Stewart, Mr. Dienst and Lisa Gersh, who served as executive officers as well as directors in 2013, is set forth in the Summary Compensation Table included elsewhere in this proxy statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Charlotte Beers(3)	42,333	—	—	42,333
Pierre deVillemajane(4)	28,354	60,000	—	88,354
Frederic Fekkai(5)	48,042	—	—	48,042
Arlen Kantarian(6)	159,063	60,000	—	219,063
Robert Peterson(7)	23,593	60,000	—	83,593
William Roskin(8)	133,563	60,000	—	193,563
Margaret M. Smyth(9)	94,500	60,000	—	154,500
Michael Zacharia(10)	15,833	60,000	—	75,833

(1)
Amounts represent all fees earned or paid in cash for services as a director, including annual retainer fees, committee chair fees, and meeting fees, as applicable. Also included are fees payable in cash, but forgone at the election of the director in exchange for shares of Class A Common Stock. The grant date fair value of such shares was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Share Based Payments.” For the assumptions used to determine grant date fair value, see Note 8 to our audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The number of shares received by each director for retainer fees was equal to the fees payable to the director in Class A Common Stock divided by the applicable closing price of the Class A Common Stock. In 2013, the respective prices per share of the Class A Common Stock were: $3.81 on March 28, 2013, $2.64 on June 28, 2013, $2.30 on September 30, 2013 and $4.20 on December 31, 2013.

(2)
Amounts represent the aggregate grant date fair value of stock awards computed in accordance with Topic 718, “Share Based Payments.” For the assumptions used to determine grant date fair value, see Note 8 to our audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Stock Awards reflect a grant of $60,000 of grant date fair value of RSUs upon election or re-election to the Board, as applicable, at the 2013 Annual Meeting. For each of the restricted stock awards made on election or re-election, as applicable, grant date fair value was calculated using the closing price on the grant date multiplied by the number of shares. Outstanding RSUs and stock options held by each of the persons listed in this table are identified in the footnotes that follow.

(3)
Ms. Beers, who retired from the Board at the conclusion of the 2013 Annual Meeting of Stockholders, elected to receive 100% of her retainer in stock or 10,834 shares in 2013. As of December 31, 2013, Ms. Beers had options outstanding for 80,417 shares.

(4)	Mr. deVillemajane elected to receive 25% of his retainer in stock or 957 shares in 2013. As of December 31, 2013, Mr. deVillemajane had 24,000 RSUs outstanding.

(5)
Mr. Fekkai, who retired from the Board at the conclusion of the 2013 Annual Meeting of Stockholders, elected to receive 25% of his retainer in stock or 2,707 shares in 2013. As of December 31, 2013, Mr. Fekkai had options outstanding for 43,841 shares.

(6)	Mr. Kantarian elected to receive 25% of his retainer in stock or 3,664 shares in 2013. As of December 31, 2013, Mr. Kantarian had options outstanding for 70,507 shares and 24,000 RSUs outstanding.

(7)
Mr. Peterson, who left our Board in October 2013 pursuant to the amendment to our Commercial Agreement with J.C. Penney, elected to receive 100% of his retainer in stock or 5,140 shares in 2013. Upon his departure from our Board, Mr. Peterson's August 27, 2013 RSU grant was forfeited and as of December 31, 2013, Mr. Peterson had no outstanding equity.

(8)	Mr. Roskin elected to receive 25% of his retainer in stock or 3,664 shares in 2013. As of December 31, 2013, Mr. Roskin had options outstanding for 70,151 shares and 24,000 RSUs outstanding.

(9)	Ms. Smyth elected to receive 100% of her retainer in cash. As of December 31, 2013, Ms. Smyth had 24,000 RSUs outstanding.

(10)
Mr. Zacharia, who left our Board in October 2013 pursuant to the amendment to our Commercial Agreement with J.C. Penney, elected to receive 100% of his retainer in cash. Upon his departure from our Board, Mr. Zacharia's August 27, 2013 RSU grant was forfeited and as of December 31, 2013, Mr. Zacharia had no outstanding equity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth information, as of April 1, 2014, regarding the beneficial ownership of our common stock by:

•	each person known to us to own beneficially more than 5% of the outstanding shares of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and current executive officers as a group.
Unless otherwise noted below, the address of each beneficial owner listed in the table below is 601 West 26th Street, New York, New York 10001.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own.
Applicable percentage ownership is based on 31,218,064 shares of Class A Common Stock and 25,734,625 Class B Common Stock outstanding as of April 1, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2014, and Class A Common Stock issuable upon the vesting of RSUs within 60 days of April 1, 2014 to be outstanding (ignoring the withholding of shares of common stock to cover applicable taxes). We did not deem these shares outstanding, however, for purpose of computing the percentage ownership of any other person.
Shares of Class B Common Stock may be converted on a one-for-one basis into shares of Class A Common Stock at the option of the holder. Therefore, we have assumed the conversion of shares of Class B Common Stock into shares of Class A Common Stock in order to determine the beneficial ownership of each of Martha Stewart, Alexis Stewart and the Martha Stewart Family Limited Partnership’s ownership of Class A Common Stock (and therefore all directors and executive officers as a group as Ms. Stewart falls into this group).

	Class A Common Stock		Class B Common Stock		Total Voting Power(1)
Name	Shares	%	Shares	%	%
Martha Stewart	28,670,905(2)	48.6	25,734,625	100.0	89.6
Alexis Stewart	28,607,421(3)	48.5	25,734,625	100.0	89.5
Martha Stewart Family Limited Partnership	25,734,625(4)	45.2	25,734,625	100.0	89.2
Royce & Associates, LLC	1,921,557(5)	6.2	—	—	*
BlackRock, Inc.	1,891,270(6)	6.1	—	—	*
Arlen Kantarian	178,961(7)	*	—	—	*
William Roskin	167,871(8)	*	—	—	*
Margaret M. Smyth	54,651(9)	*	—	—	*
Pierre deVillemejane	25,508(10)	*	—	—	*
Kenneth P. West	69,519(11)	*	—	—	*
Daniel W. Dienst	24,000(12)	*	—	—	*
Patricia Pollack	134,211(13)	*	—	—	*
All directors and executive officers as a group (10 persons)	29,368,465(14)	48.5	25,734,625	100.0	89.7

*	The percentage of shares beneficially owned does not exceed 1%.

(1)
Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, voting together as a single class. Each holder of Class B Common Stock is entitled to ten votes per share and each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote, except as otherwise may be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a one-to-one basis.

(2)
These shares include (i) 98,082 shares of the Class A Common Stock held by Ms. Stewart, (ii) 2,050,000 shares of the Class A Common Stock that are subject to exercisable options and (iii) 29,816 shares of Class A Common Stock held by the Martha Stewart 1999 Family Trust, of which Ms. Stewart is the sole trustee and as to which she has sole voting and dispositive power. These shares also include (a) 25,734,625 shares of Class B Common Stock held by the Martha Stewart Family Limited Partnership (“MSFLP”), of which Ms. Stewart is the sole general partner, each of which is convertible at the option of the holder into one share of the Class A Common Stock and (b) 37,270 shares of Class A Common Stock held by the Martha Stewart 2000 Family Trust, of which Ms. Stewart is a co-trustee. In addition, Martha Stewart may be deemed to beneficially own 721,112 shares of Class A Common Stock held by the Martha and Alexis Stewart Charitable Foundation, for which Martha Stewart is a co-trustee and as to which she shares voting and dispositive power.

(3)
Includes 3,602 shares of Class A Common Stock owned directly by Alexis Stewart, as to which she has sole voting and dispositive power. In addition, Alexis Stewart may be deemed to beneficially own 721,112 shares of Class A Common Stock held by the Martha and Alexis Stewart Charitable Foundation, for which Alexis Stewart is a co-trustee and as to which she shares voting and dispositive power. Ms. Alexis Stewart may also be deemed to beneficially own 27,966,040 shares of Class A Common Stock pursuant to (i) a revocable proxy, dated as of October 6, 2004, whereby Martha Stewart appointed Alexis Stewart as her true and lawful proxy, attorney-in-fact and agent with respect to all of the securities of the Company that are owned by Martha Stewart from time to time, and (ii) a power of attorney, dated as of October 6, 2004, whereby MSFLP appointed Alexis Stewart as its true and lawful proxy, attorney-in-fact and agent with respect to all of the securities of the Company that are owned by MSFLP from time to time. These shares include the following: (i) 98,082 shares of the Class A Common Stock held by Martha Stewart, (ii) 2,050,000 shares of Class A Common Stock owned by Martha Stewart that are subject to exercisable options, and (iii) 25,734,625 of the Class B Common Stock, each of which is convertible at the option of the holder into one share of Class A Common Stock, and all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and as to all of which she is deemed to share voting and dispositive power.

(4)
Consists of 25,734,625 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of the Class A Common Stock, all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and as to which MSFLP is deemed to share voting and dispositive power.

(5)
Consists of 1,921,557 shares of Class A Common Stock, which Royce & Associates, LLC holds sole voting power and sale disposition power. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(6)	Consists of 1,891,270 shares of Class A Common Stock, which BlackRock holds sole voting power and sale disposition power. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(7)
Consists of 84,454 shares of Class A Common Stock, options to acquire 70,507 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days and 24,000 shares of Class A Common Stock issuable upon the vesting of RSUs within 60 days.

(8)
Consists of 73,720 shares of Class A Common Stock, options to acquire 70,151 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days and 24,000 shares of Class A Common Stock issuable upon the vesting of RSUs within 60 days.

(9)	Consists of 30,651 shares of Class A Common Stock and 24,000 shares of Class A Common Stock issuable upon the vesting of RSUs within 60 days.

(10)	Consists of 1,508 shares of Class A Common Stock and 24,000 shares of Class A Common Stock issuable upon the vesting of RSUs within 60 days.

(11)	Consists of 19,519 shares of Class A Common Stock and options to acquire 50,000 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(12)	Consists of 24,000 shares of Class A Common Stock issuable upon the vesting of RSUs within 60 days.

(13)
Consists of 51,711 shares of Class A Common Stock, options to acquire 72,500 shares of Class A Common Stock that are exercisable or will become exercisable with 60 days and 10,000 shares of Class A Common Stock issuable upon the vesting of RSUs within 60.

(14)	Includes options to acquire 2,350,158 shares of Class A Common Stock that are exercisable or will become exercisable with 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our Class A Common Stock and Class B Common Stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during 2013, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements, with the exceptions noted below.

•	A late Form 4 was filed for Allison Jacques on April 12, 2013 to report the sale of 8,022 shares of Class A Common Stock by Ms. Jacques on March 12, 2013.
In making these statements, we have relied upon the examination of copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and 10% stockholders.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Exchange Act, the Board of Directors is asking you to approve, on an advisory basis, the executive compensation programs and policies and the resulting compensation of the named executive officers ("NEOs") listed in the 2013 Summary Compensation Table as described in this proxy statement.
Because the vote is advisory, the result will not be binding on the Compensation Committee and it will not affect, limit or augment any existing compensation or awards. The Compensation Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.
We believe you should read the Compensation Discussion and Analysis and compensation tables and also consider the factors below in determining whether to approve this proposal.

Key Features of our Executive Compensation Program
The discretionary structure of our compensation program allows our Board and our Compensation Committee to determine pay based on a comprehensive view of the quantitative and qualitative factors they believe best reflect the results that will produce long-term business success. The correlation between our financial results and NEO compensation actually awarded demonstrates the success of this approach. For example, in 2013, given projected Adjusted EBITDA estimates, the Compensation Committee, together with management, determined that the Company would not award bonuses for fiscal year 2013.
We designed our compensation programs for NEOs to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and alignment of that pay with the interests of our stockholders are the key principles that underlie our compensation program and decisions. In that regard, we:

•	consider peer group competitive pay and practices in establishing compensation;

•	have robust stock ownership guidelines that encourage our NEOs to act as owners with an equity stake in the Company thereby aligning their interests closely with stockholders;

•	schedule and price stock option grants to promote transparency and consistency;

•	pay reasonable salaries to our senior executives;

•	award performance based equity that ties vesting to the performance of our Class A Common Stock;

•	enhance retention by subjecting a significant percentage of total compensation to multi-year vesting;

•	do not include excise tax gross-ups in change in control termination benefits; and

•	do not encourage unnecessary and excessive risk taking.
Although the vote is non-binding, the Board and the Compensation Committee value the opinions of the stockholders and will review the voting results and consider the outcome of the say-on-pay vote and stockholder concerns, along with other relevant factors, when making compensation decisions.
In accordance with the wishes of our stockholders, we currently hold our say-on-pay vote every year. Accordingly, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement, including in the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion, is hereby approved.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS RESOLUTION.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from the current or planned programs summarized in this discussion.

Overview

This Compensation Discussion and Analysis explains our compensation program as it pertains to our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our three other most highly compensated executive officers. Throughout this document, these executives are collectively referred to as the ‘‘NEOs.’’ For fiscal year 2013, our named executive officers were:

Daniel W. Dienst	Chief Executive Officer
Kenneth P. West	Chief Financial Officer
Martha Stewart	Founder, Chief Creative Officer
Lisa Gersh	Former Chief Executive Officer and President
Daniel Taitz	Former Chief Administrative Officer
Patricia Pollack	Senior Executive Vice President, Merchandising

Ms. Gersh stepped down as our Chief Executive Officer and President and resigned from our Board of Directors on February 7, 2013. Mr. Taitz served as our interim principal executive officer from February 7, 2013 until October 25, 2013, when Mr. Dienst was appointed as Chief Executive Officer. Mr. Taitz stepped down as Chief Administrative Officer on December 31, 2013. This Compensation Discussion and Analysis includes a discussion of Ms. Gersh and Mr. Taitz as they held their respective positions in 2013. For more information regarding the terms of the separation agreement entered into by Ms. Gersh and the Company, please see our Current Report on Form 8-K filed with the SEC on January 29, 2013. For more information regarding the letter agreement entered into by Mr. Taitz and the Company amending Mr. Taitz's employment agreement, please see our Current Report on Form 8-K filed with the SEC on December 17, 2013.

When we discuss in this Compensation Discussion and Analysis our compensation objectives for our NEOs for 2013 and prospectively, we generally are addressing only those NEOs who are continuing to serve as executive officers: Mr. Dienst and Mr. West, as our current CEO and CFO, respectively, and Ms. Stewart and Ms. Pollack.

The Compensation and Discussion Analysis is organized into three sections:

•	Section 1 - Executive Summary

•	Section 2 - Elements of 2013 Compensation

•	Section 3 - Other Compensation Information
Section 1 - Executive Summary

We are a leading provider of original "how-to" information, inspiring and engaging consumers with unique lifestyle content and high-quality products.  As such, our long-term success depends in part on our ability to attract, engage, motivate and retain highly talented individuals who are committed to our vision and strategy. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of our overall annual and long-term performance and business strategies. Other objectives include aligning our NEO's interests with those of our stockholders and encouraging high-performing executives to remain with MSO over the course of their careers. We believe that the amount of compensation for each NEO reflects experience, responsibilities, performance and service to MSO and our stockholders.

Our 2013 Performance and Impact on Compensation

The recently completed 2013 fiscal year was challenging for MSO as we continued our business and organizational transition to return the Company to profitability while continuing to generate unique and high-quality ideas, inspirations, content and products. We delivered a $54.5 million improvement in operating income from the prior year, growth in our Merchandising segment and impressive consumer engagement through our digital offerings. We also underwent several leadership changes. Following the resignation of Ms. Gersh in February 2013, we appointed Mr. Taitz as interim principal executive officer until Mr. Dienst was appointed as Chief Executive Officer in October 2013. Mr. Taitz subsequently stepped down as Chief Administrative Officer on December 31, 2013.

Financial highlights are summarized below:

Financial Metric	2013 Results (in thousands, except per share amounts)	2012 Results (in thousands, except per share amounts)
Revenues	$160,675	$197,627
Operating loss	$(1,897)	(56,396)*
Loss per share (basic and diluted)	$(0.03)	$(0.83)*
* Includes a non-cash goodwill impairment charge

Business highlights include:

•
We continue to engage consumers via social media, demonstrated by almost 9 million fans and followers across all of our platforms including 1 million fans on Facebook and almost 3 million followers on Twitter.

•	In December 2013, Martha Stewart Living won Adweek's Hot List Award for Hottest Women's Magazine.

•	For the second year in a row, Martha Stewart Living was recognized by Apple as one of the best newsstand apps of the year.

•
After highly popular first and second seasons, the third season of Martha Stewart's Cooking School started airing on PBS in February 2014 and the third season of Martha Bakes started airing in April 2014.

•	Unique visitors online and on mobile devices increased 13% in the fourth quarter of 2013 over the prior year.

•	Total digital revenue for the full year 2013 grew 13% over the prior year period.
Although we have improved over the prior year, our 2013 results fell short of our expectations in most cases and had the following impact on compensation:

•	Annual bonuses were not paid to our executive officers, including our named executive officers.

•	Performance based restricted stock units granted prior to and in 2013 to certain of our NEOs and tied to the performance of the Company's stock did not vest.
Further, in conjunction with the amendment of her employment agreement and in an effort to return the Company to profitability, Ms. Stewart's base salary was reduced by 10% to $1.8 million.
For more information, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC.

Say-on-Pay
Since 2011, we have conducted an annual advisory vote on the compensation of our named executive officers. While this vote is not binding on us, the Board, or the Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in this proxy statement. To the extent there is any significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions are necessary to address those concerns.
At the 2013 Annual Meeting, our stockholders approved our 2012 named executive officer compensation with approximately 99% of the votes cast in favor of the proposal. The 99% vote in favor includes the stock ownership and voting control of Martha Stewart, mostly through her ownership of our Class B Common Stock. However, when the shares of Class A Common Stock that voted “against” the compensation of our named executive officers were considered in relation to the total number of shares of Class A Common Stock outstanding on the record date, those disapproving of our approach amounted to only 4% of the outstanding shares of Class A Common Stock. The Board and Compensation Committee reviewed these final vote results together with the other factors and data discussed in this Compensation Discussion and Analysis and determined that, given the significant level of support of our approach to compensation by the broader range of stockholders, no changes to our executive compensation policies and decisions were necessary. However, we regularly review our executive compensation to ensure compliance with our pay-for-performance philosophy.
We have determined that our stockholders should vote on a say-on-pay proposal each year, consistent with the recommendation of the Board and the preference expressed by our stockholders. Accordingly, our Board recommends that you vote FOR Proposal 3 at the Annual Meeting. For more information, see “Proposal 2 – Advisory Vote on the Compensation of our Named Executive Officers” in this proxy statement.

Compensation Philosophy & Objectives
Our compensation philosophy is designed to recognize and reward sustained achievement of business goals and results through the contributions of employees, including our executive officers. We believe that the achievement of our business goals depends on attracting and retaining executives with an appropriate combination of creative skill and managerial expertise. With respect to Ms. Stewart, in setting her compensation we recognize her instrumental contributions to the Company through her creative direction and the promotion of our brand. For executives other than Ms. Stewart, our compensation program is designed to:

•	attract, motivate and retain highly qualified employees;

•	establish short and long-term strategic and financial objectives;

•	reward performance with certain performance-based incentive compensation awarded upon achievement of our short and long-term objectives;

•	align our executives' interests with those of our stockholders; and

•	reflect the performance, experience, responsibilities and skill set of our executives.

Setting our Compensation

Our Compensation Committee is responsible for overseeing all aspects of our executive compensation programs, including executive salaries, payouts under our annual bonus plan, the size and structure of equity awards, and any executive perquisites. The Compensation Committee is solely responsible for determining the compensation of our NEOs and reviewing and approving the compensation of other executive officers.
In connection with it's responsibilities, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FWC”) in 2013 as its independent compensation consultant to provide advice and recommendations on the amount and form of executive compensation. FWC was selected by and reports to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee, after taking into consideration all factors relevant to FWC's independence, including, but not limited to factors specified in NYSE listing standards and Rule 10C-1(b) of the Exchange Act, confirmed that FWC is independent and determined that no conflicts of interest exist between FWC and the Company.
In performing the function of setting executive compensation, the Compensation Committee also relies on certain members of management, including our Chief Executive Officer, Chief Financial Officer and General Counsel and Corporate Secretary to provide information regarding our executive officers, their roles and responsibilities and the general performance of the Company and business segments. Management presents performance measures and targets for our NEOs as well as other executive officers and recommends any changes to salaries, bonuses, equity grants and other compensation matters for approval by the Compensation Committee. The Compensation Committee determines and approves changes in the Chief Executive Officer's compensation based on its review of his performance.
Recommendations to change an NEO’s base salary and/or annual incentive opportunity are based on various factors, including the judgment of our Chief Executive Officer and the Compensation Committee. We consider an NEO's responsibilities and any changes to those responsibilities, the skills and experience required for the job, individual performance, business performance, labor market conditions and peer company compensation levels.
Potential adjustments to compensation (including salary and annual incentive opportunities) are considered annually and upon significant role changes. Any adjustments are typically set at a Compensation Committee meeting early in the calendar year after the Board has reviewed performance for the past year and prospects for the year ahead, although compensation decisions may be made throughout the year for a variety of reasons.
Use of Comparative Market Data
We aim to compensate our executive officers at levels that are commensurate with competitive levels of compensation for executives in similar positions at a group of peer companies set forth below, with whom we compete for hiring and retaining executive talent (our "Peer Group"), although we do not attempt to link any single element of compensation to specific peer company percentiles or ratios. In 2011, the Compensation Committee asked FWC to provide a peer group proxy analysis taking into account industry competitors, companies with similar business models and company size. The Peer Group provided by FWC is used for monitoring of peer company compensation programs and levels. Our Peer Group currently includes the following companies:

1-800-Flowers.com	Estee Lauder	The New York Times

American Greetings	Guess	Ralph Lauren

Cablevision	IAC/Interactivecorp	Scholastic

Discovery Communications	XO Group Inc.	Scripps Networks Interactive

DreamWorks Animation	Lifetime Brands	Sirius XM Radio

Elizabeth Arden	Fifth & Pacific	Steve Madden

Perry Ellis	Media General	World Wrestling Entertainment

Meredith Corp.
Setting Ms. Stewart's Compensation
In determining Ms. Stewart’s compensation arrangements with the Company, the Compensation Committee primarily considers her role as the key on-air performer for a host of creative initiatives and her responsibilities, such as public appearances, on behalf of our merchandising partners, in addition to her role as Chief Creative Officer, especially with respect to our various publications.

The terms of Ms. Stewart's compensation arrangement are set forth in her employment agreement, dated as of April 1, 2009, with the Company, which is structured essentially as a talent agreement. Ms. Stewart's original employment agreement provided for annual talent compensation of $2 million. This amount had been determined on the basis of Ms. Stewart’s length of service and experience, as well as the critical nature of her services to the Company. In addition, Ms. Stewart’s base salary recognizes that her aesthetic vision and creative direction and public association of her name and likeness with our publications and branded products provide incredible value to the Company and are integral to our success. On July 2, 2013, Ms. Stewart and the Company entered into a letter agreement (the “Letter Agreement”) which modified certain terms of her employment agreement effective as of July 1, 2013. Specifically, pursuant to the amendment, Ms. Stewart agreed to reduce her base salary by 10% to $1.8 million as part of an overall effort to return the Company to profitability.
The creative initiatives that are dependent on her services as a performer include:

•	various television productions (e.g., Martha Bakes; Martha’s Cooking School);

•	video segments on YouTube and other Internet channels;

•	appearances in television commercials for our merchandising partners;

•	appearances on behalf of the Company on nationally distributed broadcast shows such as the Today show;

•	appearances on cable television broadcasts (e.g., CNBC); and

•	her regularly scheduled radio show on Sirius XM Radio.
In addition to her role as a performer in our creative initiatives, the compensation terms of our agreement with Ms. Stewart recognize her role as the creative visionary and caretaker of our brand in the publication of our magazines, websites and books and in various merchandising initiatives. Ms. Stewart makes a substantial number of public appearances on behalf of our merchandising partners, as the featured celebrity for our own publications and websites and for promotional opportunities to further the Martha Stewart brand.
With respect to the various photo shoots, video productions and television interviews that Ms. Stewart is required to participate in for the benefit of the Company, it has historically been the Company’s practice to use properties that are beneficially owned by Ms. Stewart. This is because the Martha Stewart brand is often best personified by our use of her properties to demonstrate pet-care, gardening, kitchen layout and equipment, as well as crafts. For this reason, we have negotiated to use these properties pursuant to an Intangible Asset License Agreement with Ms. Stewart. Pursuant to the Letter Agreement and effective as of September 15, 2013, Ms. Stewart agreed to reduce payment under the Intangible Asset License Agreement by $300,000, to $1.7 million, as part of an overall effort to return the Company to profitability. The amounts payable by the Company under this agreement are reported in the All Other Compensation column in the Summary Compensation Table set forth below. For more information regarding this separate agreement, see "Certain Relationships and Related Person Transactions" elsewhere in this proxy statement.
By reason of her unique position as a performer and her unparalleled role in supporting and developing the Martha Stewart brand, which require her to undertake extensive travel, make a substantial number of on-camera and personal appearances and require her to be constantly in the public eye, we pay for a number of expenses to assist Ms. Stewart in fulfilling these Company responsibilities that, under SEC regulations, are required to be reported as perquisites in the All Other Compensation column of the Summary Compensation Table set forth below.
Published benchmark data appropriate for Ms. Stewart's unique role is difficult to ascertain. From time to time, we have consulted with industry executives familiar with talent compensation as well as reviewed relatively reliable estimates published in general circulation media as to what similar celebrities earn to help provide a context for negotiating Ms. Stewart’s base talent compensation. We believe that Ms. Stewart's base compensation is consistent with talent payments made to other celebrities.  Further, as Ms. Stewart’s contributions are critical to the performance of the Company, and to reflect her responsibilities as our Chief Creative Officer, Ms. Stewart has an annual incentive opportunity that is based on the same overall financial targets that are established for our NEOs generally.

Section 2 - Elements of 2013 Compensation
The principal elements of our executive compensation program are set forth in the following table and described in more detail below.

Compensation Element	Characteristics	Objectives
Base Salary	Annual fixed cash compensation	Provide a competitive fixed level of cash compensation to attract and retain talented and skilled employees.
Annual Bonuses	Annual variable, performance-based cash compensation determined by achievement of pre-established annual goals and individual performance	Motivate and reward the achievement of annual financial and other operating objectives and individual performance to drive stockholder value over time.
Long Term Incentive Compensation	Variable equity compensation in the form of stock options, performance and premium priced stock options, restricted stock units and performance restricted stock units	Align an employee's interest with that of stockholders and motivate and reward profitable growth and increases in stock price over time. Aid in attraction and retention of key employees.
Perquisites and Personal Benefits	Limited perquisites and health and welfare benefits	Provide business-related benefits consistent with industry practice and offer competitive benefits package.
Our executives receive a mix of base salary, the opportunity for performance-based annual bonuses, and long-term equity or equity-based awards. We arrive at total compensation levels by determining appropriate levels for each element. The relative weight of each element is determined by the Compensation Committee based on its assessment of the effectiveness of each element in supporting our short-term and long-term strategic objectives.
In determining compensation for our NEOs, our Compensation Committee considers many variables, including each executive’s respective experience. While not formulaic or exhaustive, the variables the Compensation Committee has considered in the past include:

•	the experience, knowledge, and performance of the NEO in question;

•	the competitive market for similar executive talent;

•	how critical the retention of any particular executive is to achieving the Company’s strategic goals;

•	the performance of the Company (and each of its operating segments) against internal performance targets;

•	how well an executive works across business segments to promote overall corporate goals;

•	future potential contributions of the executive;

•	pre-existing employment agreements between the Company and an NEO; and

•	compensation at former employers, in the case of new hires.
Based on this analysis the Compensation Committee makes determinations as to each element of the compensation package, weighing each component in its discretion based on the facts and circumstances surrounding each NEO’s employment agreement or annual review.

Base Salary
Our employees, including our NEOs, are paid a base salary commensurate with the responsibilities of their positions, the skills and experience required for the position, their individual performance, business performance, labor market conditions and with reference to peer company salary levels.

The annual salary rates in effect at fiscal year end 2013 as compared to 2012 for our NEOs are listed below.

Named Executive Officer	2012 Salary Rate	2013 Salary Rate	Percent Change
Daniel W. Dienst (1)	N/A	$775,000	N/A
Kenneth P. West	$450,000	$500,000	11.1%
Martha Stewart(2)	$2,000,000	$1,800,000	-10.0%
Lisa Gersh(3)	$850,000	$850,000	0.0%
Daniel Taitz	$450,000	$500,000	11.1%
Patricia Pollack	$550,000	$550,000	0.0%
_______________________________________________
(1) Mr. Dienst was appointed as Chief Executive Officer in October 2013.
(2) Pursuant to the Letter Agreement, Ms. Stewart agreed to reduce her base salary by 10% to $1.8 million effective July 1, 2013 as part of an overall effort to return the Company to profitability.  See the discussion above under "Setting Ms. Stewart's Compensation" for further information regarding Ms. Stewart's base salary.
(3) Ms. Gersh stepped down as Chief Executive Officer and President on February 7, 2013.

In February 2013, the Compensation Committee approved an increase in Mr. Taitz and Mr. West's base salary in recognition of the additional responsibilities each of Mr. Taitz and Mr. West assumed upon Ms. Gersh's departure. Ms. Pollack did not receive an increase in her base salary.

Annual Bonuses
In general, annual cash bonuses for our NEOs and other executive officers are determined under our Annual Incentive Plan. The Annual Incentive Plan is an "at risk" bonus compensation program designed to foster a performance-orientated culture, where individual performance is aligned with the Company's financial objectives. Our Annual Incentive Plan provides guidelines for the calculation of annual non-equity, incentive based compensation that is subject to the Compensation Committee's oversight and modification.
In the first quarter of each fiscal year, the Compensation Committee establishes target bonuses for the Chief Executive Officer and then, with input from the Chief Executive Officer, establishes target bonuses for the other NEOs, based on the NEO’s position and responsibilities. The Compensation Committee has determined that achievement of a target level of consolidated income (loss) before interest income or expense, taxes, depreciation and amortization, adjusted for impairment, non-cash compensation expenses, restructuring charges and other income (expense) ("Adjusted EBITDA") is the relevant performance measure for determining bonuses to our NEOs and other executives. We believe Adjusted EBITDA provides an accurate view of the Company's financial performance and allows management to continue to focus on long term growth while controlling expenses.
When determining target bonuses for fiscal year 2013, given projected Adjusted EBITDA estimates, uncertainty regarding the outcome of certain litigation and our continued management transition, the Compensation Committee, together with management, determined that the Company would not award bonuses for fiscal year 2013. The Compensation Committee and management revisited this decision during the third quarter of 2013 and after reviewing the financial performance of the Company at that point, reaffirmed their decision.  Therefore, in 2013, no bonuses were paid to our executive officers, including our NEOs, under our bonus program.
The table below presents the target bonus in dollars and expressed as a percentage of base salary for each of our NEOs as set forth in their respective employment agreement or offer letter, as applicable.

Named Executive Officer	Target 2013 Bonus	Target Bonus as a % of 2013 Base Salary	Actual Bonus Payout as a % of Base Salary
Daniel W. Dienst (1)	N/A	N/A	0%
Kenneth P. West(2)	$375,000	75%	0%
Martha Stewart	$1,000,000	56%	0%
Lisa Gersh(3)	N/A	N/A	0%
Daniel Taitz	$375,000	75%	0%
Patricia Pollack	$275,000	50%	0%
___________________________________________________________
(1) Pursuant to the terms of his employment agreement, Mr. Dienst will be eligible for annual performance-based target bonuses of 75% of his Base Salary commencing on January 1, 2014.
(2) Pursuant to the terms of his employment agreement, any bonus received by Mr. West will be paid out 67% in cash and 33% in equity.
(3) Ms. Gersh left the Company in February 2013 and was not eligible for an annual bonus for 2013. However, pursuant to her employment agreement, she was eligible for an annual performance-based target bonus of 100% of her Base Salary.

Long Term Incentive Compensation
Long term incentives represent a significant proportion of compensation at the Company and are designed to reward participants the way stockholders are rewarded: through growth in the value of our Class A Common Stock. Our executive officers, including our NEOs, receive either stock options, performance or premium priced stock options, restricted stock units ("RSUs") or performance restricted stock units ("PRSUs") or a combination of the four. Regardless of the form of award, the overarching purpose of the long-term incentive grants is to align executives' interests with those of our stockholders, reward employees for enhancing stockholder value and attract and retain our executives.
Long term incentive awards are typically granted annually but the Compensation Committee may award options, performance or premium priced stock options, RSUs or PRSUs at other times during the year to further reward executives, including our NEOs, or to encourage retention of our executives, including NEOs. In February 2014, we established an Equity Committee, consisting of Mr. Dienst, who is authorized to approve grants of restricted stock, restricted stock units and stock options pursuant to our Omnibus Stock and Option Compensation Plan in an aggregate amount of up to $100,000 per quarter in connection with the negotiation and execution of employment letters with newly hired employees or employees who are not Section 16 employees receiving a promotion. No single grant made under this delegation can exceed 20,000 stock options or 10,000 RSUs.
All equity awards granted since 2008 have been made pursuant to our Omnibus Stock and Option Compensation Plan. For more information about the equity grants made to our NEOs in 2013, see "Grants of Plan-Based Awards in Fiscal 2013" and "Summary Compensation Table" below.
Stock Options
Stock options are granted at an exercise price equal to the closing price of our Class A Common Stock on the grant date. We do not issue stock options with accelerated vesting features, except as specified in certain employment agreements.
Although we are required to recognize a charge for the value of an option when granted that might be disproportionate to the value received by the recipient upon exercise, we believe the granting of options is performance based and aligns the interests of recipients with those of stockholders because the recipient only realizes value if our Class A Common Stock appreciates above the grant date price.
Restricted Stock Units
We grant RSUs, which are the right to receive shares of our Class A Common Stock, that are subject to continued employment through the applicable vesting date. RSUs are granted to executive officers, including our NEOs, to serve primarily as a retention mechanism and to award individual performance.

In April 2013, in order to recognize the critical importance of retaining key employees, we granted RSUs to certain key employees. The RSUs were tailored to vest in one year in order to balance the objectives of retaining employees deemed critical to achieving key short-term deliverables with respect to our financial performance and the long-term stability of the organization.
Performance Restricted Stock Units
In the last several years, the Compensation Committee has placed a greater emphasis on granting PRSUs to reinforce the Company's pay for performance approach to compensation. Performance restricted stock units provide the recipient the right to receive shares of our Class A Common Stock if, and only if, our stock price hits certain pre-established stock price targets for 30 consecutive trading days during a pre-defined performance period, subject to continued employment through the applicable vesting date. We believe performance restricted stock units reward growth in our stock price and align the interests of our executives, including NEOs, with those of our stockholders.
Performance and Premium Priced Options
When considered appropriate, the Compensation Committee has determined to grant stock options that have performance based vesting or that have an exercise price in excess of the fair market value of our Class A Common Stock at the date of grant. In 2013, in connection with his appointment as Chief Executive Officer, the Compensation Committee approved a stock option grant for Mr. Dienst in respect of 1,000,000 shares. Seventy-five percent (75%) of the options subject to this grant were awarded with an exercise price in excess of the fair market value of a share of Class A Common Stock on the date of grant. As the new Chief Executive Officer, the Compensation Committee determined that it was appropriate to award Mr. Dienst a substantial opportunity to benefit from appreciation in the value of the Company’s Class A Common Stock, so long as such award also included a substantial incentive to increase the stock’s value. For example, for Mr. Dienst to receive any compensation in respect to twenty-five percent (25%) of the options subject to this grant, the stock price must increase by over 145% from the grant date value, and such price must increase by over 180% from the grant date value for him to receive any compensation in respect to an additional twenty-five percent (25%) of the options subject to this award.
2013 Long Term Incentive Grants
In fiscal 2013, each of our NEOs received the following long-term equity grants:

Named Executive Officer	Stock Options	Restricted Stock Units	Performance Restricted Stock Units
Daniel W. Dienst (1)	1,000,000	424,000	800,000
Kenneth P. West(2)	80,000	50,000	50,000
Martha Stewart	—	—	—
Lisa Gersh	N/A	N/A	N/A
Daniel Taitz(3)	50,000	20,000	20,000
Patricia Pollack	—	10,000	—
_______________________________________________
(1) Mr. Dienst was granted 24,000 RSUs in August 2013 upon his appointment to our Board of Directors. In October 2013, in connection with his appointment as Chief Executive Officer, Mr. Dienst was granted (a) 250,000 options priced at $2.75, 250,000 options priced at $3.00, 250,000 options priced at $4.00 and 250,000 options priced at $5.00 with each tranche of options to vest ratably over three years; (b) 400,000 RSUs vesting ratably over three years; and (c) 200,000 PRSUs vesting if and only if the trailing average closing price ("TACP") of the Company's Class A Common Stock is at least $6 during any 30 consecutive trading days during the period beginning on October 28, 2013 and ending on December 31, 2016 (the "Performance Period"), 200,000 PRSUs vesting if and only if the TACP of the Company's Class A Common Stock is at least $8 during any 30 consecutive trading days during the Performance Period, 200,000 PRSUs vesting if and only if the TACP of the Company's Class A Common Stock is at least $10 during any 30 consecutive trading days during the Performance Period and 200,000 PRSUs vesting if and only if the TACP of the Company's Class A Common Stock is at least $12 during any 30 consecutive trading days during the Performance Period.
(2) In March 2013, in recognition of the additional responsibilities Mr. West assumed upon Ms. Gersh's departure, Mr. West was granted 50,000 options and 20,000 RSUs, each to vest ratably over two years, and 20,000 PRSUs vesting if and only if the TACP of the Company's Class A Common Stock is at least $6 during any 30 consecutive trading days before September 6, 2014. In December 2013, in recognition of his performance during 2013 and to encourage retention, Mr. West was granted 30,000 options vesting ratably over three years, 30,000 RSUs cliff vesting on September 6, 2015 and 30,000 PRSUs, vesting if and only if the TACP of the Company's Class A Common Stock is at least $5 during any 30 consecutive trading days before September 6, 2014.
(3) In March 2013, in recognition of the additional responsibilities Mr. Taitz assumed upon Ms. Gersh's departure, Mr. Taitz was granted 50,000 options and 20,000 RSUs, each to vest ratably over two years, and 20,000 PRSUs vesting if and only if the TACP of the Company's Class A Common Stock is at least $6 during any 30 consecutive trading days before August 22, 2014. Upon Mr. Taitz's resignation from the Company on December 31, 2013 and pursuant to the applicable option and RSU agreements between the Company and Mr. Taitz, Mr. Taitz's 2013 option and RSU grant accelerated vesting and his PRSU grant was forfeited.

Perquisites and Personal Benefits

We do not typically provide perquisites to our NEOs other than Ms. Stewart. As is noted above, because of her role as a performer, her responsibilities promoting the Martha Stewart brand and her personal appearances and other on-air responsibilities for the benefit of our merchandising partners, we pay for a number of expenses for Ms. Stewart that are characterized as perquisites. As is described above, we have also entered into a contractual arrangement with Ms. Stewart to use properties that she beneficially owns to promote the Martha Stewart brand, including through creative initiatives produced by the Company, such as various television programs and photo shoots for our merchandising partners and publications. For more information on these benefits, payments and expenses, see the "Summary Compensation Table" and “Certain Relationships and Related Person Transactions–Transactions with Martha Stewart” below.
Ms. Stewart and the other NEOs are eligible to participate in the Company’s 401(k) plan on the same terms as other eligible management-level employees, which includes receiving Company matching contributions.
Section 3 - Other Compensation Information
The prior two sections of this CD&A were intended to describe how we think about compensation and how that affects our pay practices. Other compensation related details that may be important to our investors are described below.

Risk Considerations
The Compensation Committee has reviewed our compensation policies and practices and has determined that our compensation policies and practices do not encourage risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company. Factors considered in making this determination included:

(1)
that our compensation mix for employees, including executives, recognizes that while long-term success is key, annual business and individual performance and adequate fixed compensation are also essential;

(2)	that target annual cash incentives are based on Adjusted EBITDA targets and on individual contributions;

(3)	that annual cash incentive bonuses of named executive officers are capped at a maximum of 150% of the target bonus opportunity and that no such target bonus may exceed 100% of base salary;

(4)
that equity and equity-based awards have a retentive element and typically vest ratably over a three- or four-year period in the case of stock options and over a two-, three- or four-year period in the case of RSUs; and that a high percentage of equity awards are based on performance criteria;

(5)	that executives are subject to stock ownership guidelines, linking executives with the long-term interests of stockholders; and

(6)
that we have internal controls over financial reporting, and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our NEOs.

Timing of Equity Award Grants
Pursuant to a policy adopted by the Compensation Committee in 2008, the effective grant date for all equity awards to employees (including NEOs) determined during the course of any calendar month is the first business day following the calendar month in which the grant is approved by the Compensation Committee or Equity Committee, as applicable, unless otherwise specified by our Board of Directors or the Compensation Committee. All equity awards are issued and priced based on the closing price of our Class A Common Stock on that first business day of the month.

Stock Ownership Requirements
To align our executive officers' interests with those of our stockholders, the Board has instituted stock ownership requirements under our Corporate Governance Guidelines. Under our employee stock ownership/retention guidelines, each executive officer must attain and retain the following ownership requirements within a five-year period from becoming an executive officer. The targets apply to shares owned outright.

Principal Executive Officer:	60,000 shares
All other executive officers:	20,000 shares
Officers who do not meet the ownership test are required to hold 75% of their vested shares (net of shares withheld for tax obligations) until such time as the applicable target is achieved. This requirement does not, however, apply to shares granted as part of a bonus payment.
 Currently, all of our executive officers are either in compliance with our stock ownership requirements or are within the five-year period to attain and retain the requisite shares.

Transactions in Company Securities
Our policy on securities law compliance prohibits our directors, officers or employees from investing in derivatives of our securities, including trading in puts, calls and options, or other similar hedging activities related to our Common Stock without the prior approval of our Board. We also have an insider trading policy in place that prohibits our employees from trading in MSO shares during certain prescribed blackout periods.
We also allow our directors and executive officers to adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information. As of March 31, 2014, Ms. Stewart had entered into a 10b5-1 plan that provides for periodic sales as part of investment diversification and estate planning purposes.

Separation Arrangements
In line with our efforts to attract and retain executives with creative skill and managerial excellence, we have entered into employment agreements with Mr. Dienst, Ms. Stewart and Mr. West that provide for severance payments in connection with certain termination events. Ms. Pollack does not have an employment agreement, but in accordance with the Company’s severance policy, as of April 1, 2014, Ms. Pollack was entitled to 24 weeks of base salary in the event of termination without cause.
Further, consistent with best practices, none of our NEOs are entitled to excise tax gross-up payments. Mr. Dienst's employment agreement provides for a “best net” approach, whereby a "change in control" payment is limited to the threshold amount under Section 280G of the Code if the net benefit to Mr. Dienst would otherwise be greater than receiving the full value of the "change in control" payment and paying the excise tax.
These separation arrangements are described below under "Employment Agreements and Compensatory Arrangements" and “Potential Payments Upon Termination or Change in Control.”

In 2013, in accordance with their respective employment agreements, Ms. Gersh and Mr. Taitz were entitled to receive certain severance payments as well as accelerated vesting of certain of their respective equity awards. For more information on these payments, please see "Potential Payments Upon Termination or Change in Control."

Tax Considerations
The Compensation Committee also oversees compliance with Internal Revenue Code Section 162(m), which generally disallows a tax deduction to public companies for compensation over $1 million paid to certain NEOs, subject to certain exceptions. The Compensation Committee believes, however, that in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee
William Roskin (Chairperson)
Pierre deVillemejane
Arlen Kantarian
The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

EMPLOYMENT AGREEMENTS AND COMPENSATORY ARRANGEMENTS

The material terms of the employment agreements and compensatory arrangements with our NEOs aside from Ms. Gersh and Mr. Taitz are set forth below. For a summary of payments to Ms. Gersh and Mr. Taitz upon their departure from the Company, see "Potential Payments Upon Termination or Change of Control" below.

Martha Stewart
Ms. Stewart is employed as our Founder and Chief Creative Officer pursuant to an amended and restated employment agreement dated April 1, 2009, which was subsequently amended on July 9, 2012 and further amended on July 2, 2013 (the "July 2013 Amendment"). Ms. Stewart's employment agreement, as amended, generally provides for the following key terms:

•	the term continues through June 30, 2017;

•	annual talent compensation of $2,000,000, which pursuant to the July 2013 Amendment was reduced to $1,800,000;

•
an annual cash bonus opportunity, with a target award equal to $1,000,000 (the "Target Amount") (with a maximum cash bonus opportunity equal to 150% of her Target Amount), based on the achievement of goals established by the Compensation Committee for each calendar year;

•
if Ms. Stewart serves as on-air talent on shows other than The Martha Stewart Show produced after April 1, 2012 and such new programming requires her services as a performer in excess of the commitment previously required for The Martha Stewart Show, she is entitled to additional compensation to be determined by mutual agreement of Ms. Stewart and the Board (or if they cannot agree, by an independent expert), as well as 10% of the adjusted gross revenues (as defined in the agreement) associated with re-runs of such shows;

•	reimbursement of certain expenses, including those related to business travel and entertainment, automobiles, wellness and beauty and personal security, as set forth in a founder expense policy; and

•	participation in employee benefit plans, policies, programs and arrangements provided generally to similarly situated employees of the Company.
If the Company terminates Ms. Stewart’s employment without "cause" or she terminates her employment for "good reason," she would be entitled to a lump-sum payment equal to the sum of: (a) talent compensation and accrued vacation pay through the date of termination, (b) $3,000,000, and (c) the higher of (1) $5,000,000 or (2) three times the highest annual bonus paid with respect to any fiscal year beginning during the term of the agreement. In such cases, the Company must also continue to provide Ms. Stewart, for the greater of the remaining term of the agreement or three years following the date of termination, the same medical, hospitalization, dental and life insurance programs to which she was otherwise entitled under the agreement. Upon a termination by the Company without "cause" or her termination for "good reason", the Company would also be required to continue to provide Ms. Stewart with the use of automobiles and drivers and to provide her offices and assistants for three years.
The agreement contains customary confidentiality, non-competition, non-solicitation, non-disparagement and indemnification provisions. Under the agreement, Ms. Stewart cannot compete with the Company or solicit its employees during her term of employment. In addition, if Ms. Stewart’s employment is terminated by the Company for "cause" or by Ms. Stewart without "good reason", the non-competition and non-solicitation restrictions continue for 12 months after the termination of employment. The non-disparagement provisions, which preclude both the Company and Ms. Stewart from making disparaging or derogatory statements about the other in communications that are public or that may be reasonably expected to be publicly disseminated to the press or the media, apply during her term of employment and for two years thereafter in all events.

Daniel W. Dienst
On October 28, 2013, the Company entered into an employment agreement with Mr. Dienst in connection with his appointment as Chief Executive Officer of the Company. Mr. Dienst's employment agreement generally provides for the following key terms:

•
three year term, commencing on October 28, 2013 and ending on December 31, 2016, with automatic one-year renewals thereafter unless either party provides written notice of non-renewal at least 90 days prior to the expiration of the term;

•	an annual base salary of $775,000, subject to increase (but not decrease) at the discretion of the Compensation Committee;

•
commencing January 1, 2014, an annual cash bonus opportunity, with a target award equal to 75% of his base salary (with a maximum cash bonus opportunity equal to 150% of his base salary), based on the achievement of goals established by the Compensation Committee for each calendar year;

•
one-time grant of options to purchase 1,000,000 shares of the Company’s Class A Common Stock, 250,000 of which shall have an exercise price of $2.75 (the “$2.75 Tranche”), 250,000 of which shall have an exercise price of $3.00 (the “$3.00 Tranche”), 250,000 of which shall have an exercise price of $4.00 (the “$4.00 Tranche”) and the remaining 250,000 of which shall have an exercise price of $5.00 (the “$5.00 Tranche,” and collectively with the $2.75 Tranche, the $3.00 Tranche and the $4.00 Tranche, the “Option Tranches”), which options will vest as to one-third of each Option Tranche on each of December 31, 2014, December 31, 2015 and December 31, 2016, subject to Mr. Dienst’s continued employment with the Company;

•
one-time grant of 400,000 restricted stock units vesting as to 133,333 of the shares on each of December 31, 2014 and December 31, 2015, and as to 133,334 of the shares on December 31, 2016, subject to Mr. Dienst’s continued employment with the Company;

•
one-time grant of 800,000 performance restricted stock units, which restricted stock units will vest as to 200,000 of the shares at such time as the trailing average closing price of the Class A Common Stock during any 30 consecutive trading days during the term of the employment agreement has been at least $6, as to an additional 200,000 of the shares at such time as the trailing average closing price of the Class A Common Stock during any 30 consecutive trading days during the term of the employment agreement has been at least $8, as to an additional 200,000 of the shares at such time as the trailing average closing price of the Class A Common Stock during any 30 consecutive trading days during the term of the employment agreement has been at least $10, and as to the final 200,000 of the shares at such time as the trailing average closing price of the Class A Common Stock during any 30 consecutive trading days during the term of the employment agreement has been at least $12, subject to Mr. Dienst’s continued employment with the Company; and

•
participation in employee benefit plans, policies, programs and arrangements provided generally to similarly situated employees of the Company and reimbursement of all reasonable business expenses in accordance with Company policies relating to such expenses.

If the Company terminates Mr. Dienst without “cause” or he resigns for “good reason,” subject to his execution of a mutually satisfactory release and compliance with the covenants described below, Mr. Dienst will be entitled to any earned but unpaid portion of his base salary and the following: (1) twelve months’ base salary paid in the form of salary continuation commencing within 60 days of termination (or in the form of a cash lump sum payment payable within two and a half months after termination if Mr. Dienst is terminated after a “change of control”); (2) a pro-rated bonus (so long as his targets have been met and bonuses are paid generally to similarly situated executives); (3) accelerated vesting of any outstanding unvested RSUs (provided that only 50% of any outstanding unvested RSUs shall vest if Mr. Dienst is terminated on or prior to January 1, 2015); (4) accelerated vesting of any outstanding unvested options (with no change in the strike price of such options); (5) an extension of the period to exercise any options (to the extent otherwise exercisable) for 18 months following his termination; (6) an extension of the period to satisfy the performance conditions associated with Mr. Dienst’s PRSUs for 18 months following his termination; and (7) payment of COBRA health insurance premiums for up to 12 months following termination (unless earlier eligible to receive subsequent employer-provided coverage).
If the Company does not renew the Employment Agreement upon expiration of its term, Mr. Dienst will be entitled to an extension of the period to satisfy the performance conditions associated with his PRSUs for 12 months following his termination and an extension of the period to exercise any options (to the extent otherwise exercisable) for 12 months following his termination.
Mr. Dienst's employment agreement contains customary confidentiality, non-competition, non-solicitation, non-disparagement and indemnification provisions. Under the agreement, Mr. Dienst cannot compete with the Company for a 12 month period after termination. The non-solicitation covenant also extends for 12 months after termination.
Kenneth P. West
Mr. West is employed as our Chief Financial Officer pursuant to an employment agreement dated September 6, 2011. Mr. West's employment agreement generally provides for the following key terms:

•	three year term, commencing on September 6, 2011 and ending on September 6, 2014;

•
an annual base salary of $450,000, subject to increase (but not decrease) at the discretion of the Compensation Committee, which was increased to $500,000 effective February 2013 and as of January 1, 2014 was increased to $525,000;

•
commencing on January 1, 2012, an annual cash bonus opportunity, with a target award equal to 75% of his base salary (the "Target Amount") (with a maximum cash bonus opportunity equal to 150% of the Target Amount), based on the achievement of goals established by the Compensation Committee for each calendar year, which such bonuses to be paid 67% in cash and 33% in equity; and

•
participation in employee benefit plans, policies, programs and arrangements provided generally to similarly situated employees of the Company and reimbursement of all reasonable business expenses in accordance with Company policies relating to such expenses.

If the Company terminates Mr. West without “cause” or he resigns for “good reason,” subject to his execution of a mutually satisfactory release and compliance with the covenants described below, Mr. West will be entitled to any earned but unpaid portion of his base salary and the following: (1) twelve months’ base salary paid in the form of salary continuation commencing within two and a half months of separation of service; (2) a pro-rated bonus (so long as his targets have been met and bonuses are paid generally to similarly situated executives); (3) accelerated vesting of any outstanding unvested RSUs that would have otherwise vested within 12 months of the date of termination or within 24 months after a "change of control", as applicable, (unless otherwise provided for in an RSU agreement); (4) accelerated vesting of any outstanding unvested options that would have otherwise vested within twelve months of the date of termination or within 24 months after a "change of control", as applicable, (unless otherwise provided for in an option agreement); and (5) continued medical coverage at active employee rates until the earliest of (x) 12 months following termination, (y) the end of his employment term, or (z) the date he is eligible to receive subsequent employer-provided coverage.
The agreement contains customary confidentiality, non-competition, non-solicitation, non-disparagement and indemnification provisions. Under the agreement, Mr. West cannot compete with the Company for a 12 month period after termination. The non-solicitation covenant also extends for 12 months after termination.
Patricia Pollack
Ms. Pollack is employed as Senior Executive Vice President - Merchandising as an at-will employee pursuant to an offer letter dated August 5, 2008. Ms. Pollack's employment agreement generally provides for the following key terms:

•	an initial base salary of $350,000, which base salary was increased in June 2011 pursuant to a promotion to $550,000;

•	an annual cash bonus opportunity, with a target award equal to 50% of her base salary to be determined in accordance with the annual incentive plan; and

•
participation in employee benefit plans, policies, programs and arrangements provided generally to similarly situated employees of the Company and reimbursement of all reasonable business expenses in accordance with Company policies relating to such expenses.

See "Separation Arrangements" above for a description of Ms. Pollack's entitlement to severance.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table and the accompanying tables show the compensation of Daniel W. Dienst, who was our Chief Executive Office beginning in October 2013, Lisa Gersh, who was our Chief Executive Officer and President through February 2013, Kenneth P. West, who is our Chief Financial Officer and served in that capacity during all of 2013, and Martha Stewart, Daniel Taitz and Patricia Pollack, who were our three highest compensated other executive officers serving in that capacity on the last day of 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Lisa Gersh(3) Former Chief Executive Officer and President	2013	127,500	—	—	—	1,275,357(4)	1,402,857
	2012	796,154	—	429,337	280,558	5,576	1,511,625
	2011	403,846	200,000	1,731,500	1,416,538	8,019	3,759,903
Daniel W. Dienst Chief Executive Officer	2013	120,160(5)	—	1,474,000(6)	780,066	125(7)	2,374,351
Kenneth P. West Chief Financial Officer	2013	490,769	—	224,900	106,553	9,972(8)	832,195
	2012	450,000	—	—	—	8,742	458,742
	2011	128,077	30,000	214,600	173,521	382	573,580
Martha Stewart Founder/Chief Creative Officer	2013	1,907,692	—		—	2,886,586(9)	4,794,278
	2012	2,000,000	—	—	—	3,460,406	5,460,406
	2011	2,000,000	—	—	266,362	3,235,438	5,501,800
Daniel Taitz(10) Former Chief Administrative Officer	2013	490,769	—	59,200	54,940	508,892(11)	1,113,801
	2012	450,000	—	91,500	—	7,992	549,492
	2011	147,115	50,000	332,700	281,558	430	811,803
Patricia Pollack Senior Executive Vice President, Merchandising	2013	550,000	—	25,000	—	11,378(12)	586,378
	2012	550,000	—	—	—	10,174	560,174
	2011	460,000	100,000	254,500	35,515	11,078	861,093

(1)
Amounts represent the aggregate grant date fair value of stock awards as computed in accordance with FASB ASC Topic 718. For the assumptions used to determine the grant date fair value, see Note 9 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Please also refer to the Grants of Plan-Based Awards in 2013 table for information on stock awards made in 2013. These amounts do not represent the actual value that may be realized by the NEOs.

(2)
Amounts represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. For the assumptions used to determine the grant date fair value, see Note 9 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Please also refer to the Grants of Plan-Based Awards in 2013 table for information on option awards made in 2013. These amounts do not represent the actual value that may be realized by the NEOs.

(3)
Ms. Gersh served as our Chief Executive Officer and President until February 7, 2013. The amount reported in the Salary column represents her base salary for fiscal 2013, reflecting a partial year of service in that capacity. For additional information on Ms. Gersh’s separation from the Company, see “Potential Payments Upon Termination or Change in Control.”

(4)
Ms. Gersh’s other compensation consisted of $850,000 in severance payments made in 2013, $425,000 in accrued severance payments paid in the form of salary continuation as of February 2014 and imputed income with respect to term life insurance coverage.

(5)	Mr. Dienst's salary includes $15,833 of cash payments paid to Mr. Dienst in connection with his service on our Board prior to his appointment as our Chief Executive Officer in October 2013.

(6)
Mr. Dienst's stock award includes $60,000 in the form of RSUs granted to Mr. Dienst in connection with his appointment to our Board in August 2013 and prior to his appointment as our Chief Executive Officer.

(7)	Mr. Dienst's other compensation consists of imputed income with respect to term life insurance coverage.

(8)	Mr. West’s other compensation consists of matching contribution to the 401(k) plan and imputed income with respect to term life insurance coverage.

(9)
Ms. Stewart’s 2013 other compensation of $2,886,586 consists of (i) $1,729,707 in expenses incurred in connection with the Intangible Asset License Agreement, which allows for our use of certain intangible assets related to Ms. Stewart and the use of various real properties owned by Ms. Stewart; (ii) $634,532 for security services; (iii) $64,949 for the portion of personnel costs for individuals performing work for Ms. Stewart for which we were not reimbursed; (iv) $127,955 for the cost of drivers for non-business usage; (v) $16,749 for imputed income with respect to term life insurance coverage and excess liability insurance premiums; (vi) $174,722 for expenses related to personal fitness, wellness, beauty and wardrobe provided in her capacity as on-air and in-person talent and (vii) $130,262 for utilities and telecommunication services and (viii) vendor/advertiser/merchandising partner supplied samples and products with no incremental cost to the Company. These expenses are paid and benefits are provided in accordance with her Employment Agreement with the Company, as amended. That agreement provides that Ms. Stewart is entitled to reimbursement for all business, travel, entertainment, security and communications expenses incurred (i) prior to July 1, 2013 on a basis no less favorable than in effect immediately prior to April 1, 2009 and (ii) after July 1, 2013 in accordance with a founder expense policy. For further information regarding these payments, see "Compensation Discussion and Analysis - Section 1-Executive Summary - Setting Ms. Stewart's Compensation." For further information regarding the Intangible Asset License Agreement, see “Certain Relationships and Related Person Transactions - Transactions with Martha Stewart.”

(10)
Mr. Taitz stepped down as Chief Administrative Officer on December 31, 2013. For additional information on Mr. Taitz's separation from the Company, see “Potential Payments Upon Termination or Change in Control.”

(11)	Mr. Taitz’s other compensation consists of $500,000 in severance payments accrued in 2013, matching contribution to the 401(k) plan and imputed income with respect to term life insurance coverage.

(12)	Ms. Pollack’s other compensation consists of matching contribution to the 401(k) plan, imputed income with respect to term life insurance coverage and excess liability insurance premiums.

GRANTS OF PLAN-BASED AWARDS IN 2013

Name and Type of Award			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option(2)
	Grant Date	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Underlying Options (#)	Awards ($/Sh)	Awards ($)
Lisa Gersh(4)	n/a	n/a	—	—	—	—	—	—	—	—	—	—
Daniel W. Dienst	n/a	n/a	—	—	—	—	—	—	—	—	—	—
RSUs	8/27/2013	8/27/2013							24,000(5)			60,000
Stock Options(6)	10/28/2013	10/22/2013								250,000	2.75	237,924
Stock Options(6)	10/28/2013	10/22/2013								250,000	3.00	223,158
Stock Options(6)	10/28/2013	10/22/2013								250,000	4.00	176,212
Stock Options(6)	10/28/2013	10/22/2013								250,000	5.00	142,772
RSUs(7)	10/28/2013	10/22/2013							400,000			960,000
PRSUs(8)	10/28/2013	10/22/2013					200,000					188,000
PRSUs(8)	10/28/2013	10/22/2013					200,000					124,000
PRSUs(8)	10/28/2013	10/22/2013					200,000					84,000
PRSUs(8)	10/28/2013	10/22/2013					200,000					58,000
Kenneth P. West	n/a	n/a		251,250	376,875		123,750	185,625
PRSUs(9)	3/01/2013	02/20/2013					20,000					49,600
RSUs(10)	3/01/2013	02/20/2013							20,000			10,000
Stock Options(11)	3/01/2013	02/20/2013								50,000	2.48	54,940
PRSUs(12)	12/16/2013	12/16/2013					30,000					47,700
RSUs(13)	12/16/2013	12/16/2013							30,000			117,600
Stock Options(14)	12/16/2013	12/16/2013								30,000	3.92	51,613
Martha Stewart	n/a	n/a	0	1,000,000	1,500,000	0	0	0	0	0	0	0
Daniel Taitz(15)	n/a	n/a		375,000	562,500
PRSUs	3/01/2013	02/20/2013					20,000					49,600
RSUs	3/01/2013	02/20/2013							20,000			9,600
Stock Options	3/01/2013	02/20/2013								50,000	2.48	54,940
Patricia Pollack	n/a	n/a		275,000
RSUs(16)	4/1/2013	02/20/2013							10,000			25,000

(1)
Amounts represent target amounts payable to each NEO in 2013. For Ms. Stewart and Messrs. West and Taitz, the target and maximum bonus amounts are provided in accordance with the terms of their employment agreements. In the case of Ms. Stewart, her target bonus opportunity is $1,000,000; with a maximum opportunity of 150% of her target. In the case of Messrs. West and Mr. Taitz, such target bonus is 75% of the officer’s base salary (the "Target Amount"), with a maximum opportunity equal to 150% of the Target Amount. In the case of Mr. West, 67% of his bonus is payable in cash and 33% is payable in stock options and/or RSUs which vest ratably over a three year period. Accordingly, 67% of Mr. West’s target and maximum bonus is reflected in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns and 33% of Mr. West’s target and maximum bonus is reflected in the “Estimated Possible Payouts Under Equity Incentive Plan” columns. With respect to Ms. Pollack and pursuant to her offer letter, her target bonus opportunity is 50% of her base salary. Pursuant to his employment agreement, commencing January 1, 2014, Mr. Dienst has a target bonus of 75% of his base salary, with a maximum opportunity of 150% of his base salary.

(2)
Amounts represent the aggregate grant date fair value of stock awards as computed in accordance with FASB ASC Topic 718. For the assumptions used to determine the grant date fair value, see Note 9 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Performance RSUs are valued using the Monte Carlo Simulation method which takes into account assumptions such as volatility of our Class A Common Stock, the risk-free interest rate based on the contractual term of the award, the expected dividend yield, the vesting schedule, and the probability that the market conditions of the award will be achieved.

(3)
In accordance with our policy on the timing of equity award grants, the effective grant date for all equity awards determined during the course of any calendar month is the first business day following the calendar month in which the grant is approved by our Compensation Committee or Equity Committee, as applicable, unless otherwise specified by our Board of Directors or the Compensation Committee.

(4)	Ms. Gersh served as our Chief Executive Officer and President until February 2013 and was not eligible for any bonus in 2013.

(5)
Mr. Dienst was granted 24,000 RSUs in connection with his appointment to our Board of Directors in August 2013 and prior to his appointment as Chief Executive Officer. These RSUs will vest on the earlier of our 2014 Annual Meeting or May 31, 2014.

(6)
Represents a grant of options made to Mr. Dienst in connection with his appointment as our Chief Executive Officer: 83,333 of these options will vest on each of December 31, 2014 and December 31, 2015. The remaining 83,334 of these options will vest on December 31, 2016.

(7)
Represents a grant of RSUs made to Mr. Dienst in connection with his appointment as our Chief Executive Officer: 133,333 of these time-vested RSUs will vest on each of December 31, 2014 and December 13, 2015. The remaining 133,334 of these time-vested RSUs will vest on December 31, 2016.

(8)
Represents a grant of PRSUs made to Mr. Dienst in connection with his appointment as our Chief Executive Officer: 200,000 of the PRSUs will vest if and only if the trailing average closing price of the Company's Class A Common Stock is at least $6 during any 30 consecutive trading days during the period beginning on October 28, 2013 and ending on December 31, 2016 (the "Performance Period"). 200,000 of the PRSUs will vest if and only if the trailing average closing price of the Company's Class A Common Stock is at least $8 during any 30 consecutive trading days during the Performance Period. 200,000 of the PRSUs will vest if and only if the trailing average closing price of the Company's Class A Common Stock is at least $10 during any 30 consecutive trading days during the Performance Period. 200,000 of the PRSUs will vest if and only if the trailing average closing price of the Company's Class A Common Stock is at least $12 during any 30 consecutive trading days during the Performance Period.

(9)	100% of the PRSUs will vest if and only if the trailing average closing price of the Company's Class A Common Stock is at least $6 during any 30 consecutive trading days before September 6, 2014.

(10)	10,000 of these time-vested RSUs vested on March 1, 2014. The remaining 10,000 restricted stock units will vest on March 1, 2015.

(11)	25,000 of these options vested on March 1, 2014. The remaining 25,000 options will vest on March 1, 2015.

(12)
100% of these PRSUs will vest if and only if the trailing average closing price of the Company's Class A Common Stock is at least $5 during any 30 consecutive trading days beginning on December 16, 2013 and ending on September 6, 2014.

(13)	100% of these RSUs will vest on September 6, 2015.

(14)	10,000 of these options will vest on each of December 16, 2014, December 16, 2015 and December 16, 2016.

(15)
Each of Mr. Taitz's March 2013 awards of RSUs and options were scheduled to vest in equal installments over two years. Upon his resignation from the Company on December 31, 2013 and pursuant to the respective award agreements, all unvested RSUs and options from the March 2013 award that had not vested as of December 31, 2013 vested on such date. Mr. Taitz's PRSUs were forfeited upon his resignation.

(16)	100% of these RSUs vested on April 1, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013

		Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Lisa Gersh(3)
Daniel W. Dienst	8/27/2013						24,000(4)	100,800
	10/28/2013		250,000(5)		2.75	10/27/2023
	10/28/2013		250,000(5)		3.00	10/27/2023
	10/28/2013		250,000(5)		4.00	10/27/2023
	10/28/2013		250,000(5)		5.00	10/27/2023
	10/28/2013						400,000(6)	1,680,000
	10/28/2013								800,000(7)	3,360,000
Kenneth P. West	9/6/2011			25,000(8)	6.00	9/5/2021
	9/6/2011			25,000(8)	8.00	9/5/2021
	9/6/2011			25,000(8)	10.00	9/5/2021
	9/6/2011			25,000(8)	12.00	9/5/2021
	9/6/2011	25,000(9)	50,000(9)		3.08	9/5/2021
	9/6/2011						33,333(10)	139,999
	9/6/2011								60,000(11)	252,000
	3/1/2013		50,000(12)		2.48	2/28/2023
	3/1/2013						20,000(13)	84,000
	3/1/2013								20,000(14)	84,000
	12/16/2013		30,000(15)		3.92	12/15/2023
	12/16/2013						30,000(16)	126,000
	12/16/2013								30,000(17)	126,000
Martha Stewart	3/3/2008	750,000			7.04	3/2/2015
	3/2/2009	850,000			1.96	2/28/2019
	3/1/2010	225,000(16)	75,000(18)		5.48	2/28/2020
	3/1/2011	99,000(17)	51,000(19)		3.95	2/28/2021
Daniel Taitz(20)	8/22/2011	66,667(20)			3.15	3/31/2014
	3/1/2013	50,000(20)			2.48	3/31/2014
Patricia Pollack	3/2/2009	37,500			1.96	2/28/2019
	3/1/2010	11,250(21)	3,750(21)		5.48	2/28/2020
	3/1/2011	13,200(22)	6,800(22)		3.95	2/28/2021
	6/1/2011						17,000(23)	71,400
	4/1/2013						10,000(24)	42,000

(1)
All options were issued under our Omnibus Stock and Option Compensation Plan (the "Stock Plan"), with the exception of Ms. Stewart’s 750,000 options which expire on March 2, 2015, which were issued from the Martha Stewart Living Omnimedia, Inc. 1999 Amended and Restated Stock Compensation Plan (the “Prior Plan”). Options are granted at an exercise price equal to the fair market value on the date of grant. Under the Stock Plan, fair market value is defined as the closing price of Class A Common Stock on the date of grant. Under the Prior Plan, fair market value is defined as the closing price of Class A Common Stock on the last business day before the grant.

(2)	Market value is based on the $4.20 closing market price of the Class A Common Stock on December 31, 2013, the last day of fiscal 2013.

(3)
In connection with her departure from the Company and the terms of her employment agreement, on February 7, 2013, Ms. Gersh became fully vested in time-based equity awards which were otherwise to vest within one year from her departure date and any remaining shares subject to such awards were forfeited. As of December 31, 2013, Ms. Gersh had no outstanding equity awards. For further detail on the terms of Ms. Gersh's departure from the Company, see "Potential Payments Upon Termination or Change in Control."

(4)
Represents the grant made to Mr. Dienst in connection with his appointment to our Board in August 2013 and prior to his appointment as our Chief Executive Officer. 100% of these RSUs will vest on the earlier of the 2014 Annual Meeting or May 31, 2014.

(5)
Represents options granted in connection with Mr. Dienst's appointment as Chief Executive Officer of the Company. One-third of these options will vest on each of December 31, 2014, December 31, 2015 and December 31, 2016.

(6)
Represents RSUs granted in connection with Mr. Dienst's appointment as Chief Executive Officer of the Company. One-third of these RSUs will vest on each of December 31, 2014, December 31, 2015 and December 31, 2016.

(7)
Represents PRSUs granted in connection with Mr. Dienst's appointment as Chief Executive Officer of the Company. 200,000 of the PRSUs will vest if and only if the trailing average closing price of the Class A common stock (the "Common Stock") during any 30 consecutive trading days during period beginning October 28, 2013 and ending on December 31, 2016 (the "Dienst Performance Period") has been at least $6, as to an additional 200,000 of the shares at such time as the trailing average closing price of the Common Stock during any 30 consecutive trading days during the Dienst Performance Period has been at least $8, as to an additional 200,000 of the shares at such time as the trailing average closing price of the Common Stock during any 30 consecutive trading days during the Dienst Performance Period has been at least $10, and as to the final 200,000 of the shares at such time as the trailing average closing price of the Common Stock during any 30 consecutive trading days during the Dienst Performance Period has been at least $12.

(8)
These options will vest if and only if the trailing average price during any consecutive 30 trading days is at least the stated option price during the period beginning on September 6, 2011 and ending on September 6, 2014.

(9)	25,000 of these options vested on September 6, 2013. The remaining 50,000 options will vest in equal portions on each of September 6, 2014 and September 6, 2015.

(10)	The unvested portion of this grant will vest ratably on each of September 6, 2014 and September 6, 2015.

(11)
25% of these PRSUs will vest if and only if the trailing average price during any consecutive 30 trading days is at least $8 during the period beginning on September 6, 2011 and ending on September 6, 2014; 25% will vest if and only if the trailing average price during any consecutive 30 trading days is at least $10 during the period beginning on September 6, 2011 and ending on September 6, 2014; 25% will vest if and only if the trailing average price during any consecutive 30 trading days is at least $12 during the period beginning on September 6, 2011 and ending on September 6, 2014; and 25% will vest if and only if the trailing average price during any consecutive 30 trading days is at least $14 during the period beginning on September 6, 2011 and ending on September 6, 2014.

(12)	25,000 of these options vested on March 1, 2014. The remaining 25,000 options will vest on March 1, 2015.

(13)	10,000 of these RSUs vested on March 1, 2014. The remaining 10,000 options will vest on March 1, 2015.

(14)
100% of these PRSUs will vest if and only if the trailing average price during any consecutive 30 trading days is at least $6 during the period beginning on September 6, 2011 and ending on September 6, 2014.

(15)	10,000 of these options will vest on each of December 16, 2014, December 16, 2015 and December 16, 2016.

(16)	100% of these RSUs will vest on September 6, 2015.

(17)
100% of these PRSUs will vest if and only if the trailing average price during any consecutive 30 trading days is at least $5 during the period beginning on December 16, 2013 and ending on September 6, 2014.

(18)	This option grant fully vested on March 1, 2014.

(19)	This option grant fully vested on March 1, 2014.

(20)
In connection with his departure from the Company and the terms of his employment agreement, on December 31, 2013 Mr. Taitz accelerated vesting in certain of his equity grants and equity that did not vest was forfeited. At December 31, 2013, Mr. Taitz had outstanding options which he subsequently exercised in March 2014. As of April 1, 2014, Mr. Taitz has no outstanding equity. For further detail on the terms of Mr. Taitz's departure from the Company, see "Potential Payments Upon Termination or Change in Control."

(21)	This option grant fully vested on March 1, 2014.

(22)	This option grant fully vested on March 1, 2014.

(23)	The unvested portion of this grant will vest on June 1, 2014.

(24)	100% of these RSUs vested on April 1, 2014.

OPTION EXERCISES AND STOCK VESTED DURING 2013

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Lisa Gersh(2)	—		—	66,667	194,001
	—		—	64,395	187,389
	—		—	25,000	72,750
Daniel Taitz(3)	—	—	—	16,667	42,168
	—	—	—	10,000	25,300
	—	—	—	16,667	70,001
	—	—	—	10,000	42,000
	—	—	—	20,000	84,000
Kenneth P. West	—	—	—	16,667	38,834
Patricia Pollack	—		—	15,000	37,200
	—		—	16,500	41,250

(1)	Value realized was calculated based on the closing price of the Class A Common Stock on the date of vesting.

(2)
Represents shares that were issued upon vesting of RSUs on February 7, 2013 in connection with Ms. Gersh's departure from the Company and the terms of her employment agreement. For further detail on the terms of Ms. Gersh's departure from the Company, see "Potential Payments Upon Termination or Change in Control."

(3)
Represents shares that were issued upon vesting of RSUs on December 31, 2013 in connection with Mr. Taitz's departure from the Company and the terms of his employment agreement. For further detail on the terms of Mr. Taitz's departure from the Company, see "Potential Payments Upon Termination or Change in Control."

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that would have been owed to each of our NEOs in the event of employment termination or change of control on December 31, 2013. Ms. Gersh and Mr. Taitz departed the Company in fiscal 2013. Potential payments to Ms. Gersh and Mr. Taitz upon termination or change in control are not set forth in tabular form below. Instead, actual payments made to Ms. Gersh and Mr. Taitz as a result of their departure from the Company are described separately under "Payments made to Ms. Gersh and Mr. Taitz" below.
Regardless of the reason for an NEO's termination of employment, he/she may be entitled to receive amounts earned during the term of employment. Such amounts include, through the date of termination:

•	earned but unpaid salary;

•	benefits (including accrued vacation);

•	unreimbursed business expenses; and

•	the ability to exercise vested stock options for a limited period of time.
The amounts of compensation due upon various termination situations set forth in the following tables reflect the specific terms and conditions for each NEO in his or her employment agreement as described above under “Employment Agreements and Compensatory Arrangements." The amounts below were calculated using the following assumptions:

•	the tables do not include the value of vested but unexercised stock options as of December 31, 2013;

•
benefit continuation expense was calculated using the Company’s costs for medical, dental, hospitalization and life insurance coverage for each NEO as in effect on December 31, 2013, except where otherwise specified;

•	our pay period ended on, and included pay for December 31, 2013 and that there was no accrued vacation at such date;

•	performance restricted stock units that did not meet specific performance requirements were forfeited upon termination; and

•
options with exercise prices that exceeded the closing price of our Common Stock on December 31, 2013 would not result in a benefit had the vesting of these options been accelerated, and therefore such options are not included in the tables.

The actual amounts that would be paid upon an NEO's termination of employment or a change of control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be lower or higher than reported below.

Value of Accelerated Equity Awards(2)
Daniel W. Dienst:(1)	Cash Severance ($)	Benefit Continuation ($)	Options ($)	Restricted Stock and RSUs ($)	Total ($)
Change in Control (3)	750,000	20,798	712,500	1,680,000	3,163,298
Termination by Company without “cause”/by employee for “good reason”	750,000	20,798	712,500	840,000	2,323,298
Termination for cause	—	—	—	—	—
Disability	—	—	—	—	—
Death	—	—	—	—	—
All other	—	—	—	—	—

Value of Accelerated Equity Awards(2)
Kenneth P. West:(1)	Cash Severance ($)	Benefit Continuation ($)	Options ($)	Restricted Stock and RSUs ($)	Total ($)
Change in Control(3)	500,000	6,529	198,000	140,003	844,532
Termination by Company without “cause”/by employee for “good reason”	500,000	6,529	142,000	154,001	802,530
Termination for cause	—	—	—	—	—
Disability	—	—	—	—	—
Death	—	—	—	—	—
All other	—	—	—	—	—

			Value of Accelerated Equity Awards(2)
Martha Stewart:	Cash Severance ($)	Benefit Continuation ($)	Options ($)	Restricted Stock and RSUs ($)	Total ($)
Change in Control	—	—	12,750	—	12,750
Termination by Company without “cause”/by employee for “good reason” (4)	8,000,000	16,747	—	—	8,016,747
Termination for cause	—	—	—	—	—
Disability (4)	6,300,000	—	—	—	6,300,000
Death (4)	6,300,300	—	—	—	6,300,000
All other	—	—	—	—	—

Value of Accelerated Equity Awards(2)
Patricia Pollack:	Cash Severance ($)	Benefit Continuation ($)	Options ($)	Restricted Stock and RSUs ($)	Total ($)
Change in Control	—	—	1,700		1,700
Termination by Company without “cause”/by employee for “good reason” (5)	253,846	—	—	—	243,269
Termination for cause	—	—	—	—	—
Disability	—	—	—	—	—
Death	—	—	—	—	—
All other	—	—	—	—	—

(1)
The employment agreements for Mr. Dienst and Mr. West provide for a pro rata bonus for the year of termination if performance targets are met and bonuses are paid to similarly situated executives, with such bonuses to be paid at the time such other bonuses are paid. As no bonuses were paid for the fiscal year ended December 31, 2013, no additional bonus amount would have been payable to these individuals as of December 31, 2013.

(2)
Represents the value associated with the acceleration of the vesting of equity awards. The value is based on the closing stock price of the Class A Common Stock on December 31, 2013, which was $4.20. The value of the options is the difference between $4.20 and the applicable exercise price.

(3)
Represents amounts payable in lieu of amounts payable upon a “Termination by Company without ‘cause’/ by employee for ‘good reason’” if the “Termination by Company without ‘cause’/ by employee for ‘good reason’” occurs after a “change in control.”

(4)
Under Ms. Stewart’s employment agreement, in the event of her death, the Company remains obligated to pay the annual amount of her talent compensation (less long-term disability payments) until June 30, 2017. If she is disabled, the annual amount of her talent compensation continues unless the agreement is terminated, in which event the Company remains obligated to pay the talent compensation (less long-term disability payments) until June 30, 2017.

Upon a termination by the Company without cause or her termination for good reason, the Company would also be required to continue to provide Ms. Stewart with the use of automobiles and drivers and to provide her with offices and assistants for three years following such a termination. The above table does not include any value for use of automobiles and drivers, offices and assistants by Ms. Stewart for a three-year period following such a termination, or payments that would result from the simultaneous termination of the Intangible Asset License Agreement or payments due under the Intellectual Property License Agreement. For more information, see “Certain Relationships and Related Person Transactions – Transactions with Martha Stewart.”

(5)	Under the Company’s severance policy at December 31, 2013, Ms. Pollack was entitled to 24 weeks of salary, subject to execution of a release in favor of the Company.

Payments Made to Ms. Gersh and Mr. Taitz

Lisa Gersh
Ms. Gersh stepped down as the Company’s Chief Executive Officer and President and resigned from the Company’s Board on February 7, 2013. In connection with the terms of her employment agreement, on her departure date of February 7, 2013, Ms. Gersh became vested in any time-based equity awards which were otherwise to vest within one year of her departure date. Accordingly, the following equity became vested on February 7, 2013:

•	100,000 options with an exercise price of $4.85 from the 300,000 options granted on June 6, 2011;

•	66,667 options with an exercise price of $3.08 from the 200,000 options granted on June 6, 2012;

•	66,667 RSUs from the 200,000 RSUs granted on June 6, 2011;

•	25,000 RSUs from the 75,000 RSUs granted on June 6, 2012; and

•	64,395 RSUs from the 64,395 RSUs granted on June 6, 2012.
The value of the accelerated vesting of her RSUs was $454,140 and her options was $0.00 as her vested options were underwater based on the closing price of the Class A Common Stock on February 7, 2013, which was $2.91. On the date of her departure, Ms. Gersh forfeited all unvested performance restricted stock units that had not achieved the applicable performance measures.
Further, in accordance with her employment agreement, Ms. Gersh was also entitled to receive cash severance payments of up to a total of 18 months’ salary ($1,275,000). Of this amount, 12 months of her base salary ($850,000) was paid in April 2013. The remaining 6 months’ salary ($425,000) was due in the form of salary continuation, starting on February 7, 2014, but is subject to offset by compensation received from subsequent employment. As of March 28, 2014, Ms. Gersh has been paid $130,769 in salary continuation.
Ms. Gersh was also entitled to continued medical coverage at active employee rates but did not elect to receive such benefits.
Daniel Taitz
Mr. Taitz resigned from the Company effective December 31, 2013. In connection with the terms of his employment agreement and the equity award agreements entered into in connection with his equity grants, on his departure date, Mr. Taitz became vested in certain equity awards. Accordingly, the following equity became vested on December 31, 2013:

•	33,333 options with an exercise price of $3.15 from the 100,000 options granted on August 22, 2011 (of which 33,334 options had previously vested);

•	50,000 options with an exercise price of $2.48 from the 50,000 options granted on March 1, 2013;

•	16,667 RSUs from the 50,000 RSUs granted on August 22, 2011 (of which 16,667 had previously vested);

•	10,000 RSUs from the 30,000 RSUs granted on August 22, 2012 (of which 10,000 had previously vested); and

•	20,000 RSUs from the 20,000 RSUs granted on March 1, 2013.
The value of the accelerated vesting of his RSUs was $196,001 and his options was $121,000 based on the closing price of the Class A Common Stock on December 31, 2013, which was $4.20. On the date of his departure, Mr. Taitz forfeited all unvested performance restricted stock units that had not achieved the applicable performance measures.
Further, in accordance with his employment agreement, Mr. Taitz was also entitled to receive cash severance payments of up to a total of 12 months’ salary ($500,000), paid in the form of salary continuation.
Mr. Taitz is also entitled to continued medical coverage at active employee rates for 12 months after his departure from the Company, for an annual cost to the Company of $9,595.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures Regarding Transactions with Related Persons
In July 2010, we adopted written related person transaction policies and procedures to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. Our related persons policy provides that we will only enter into or ratify a transaction with a related party when our Board of Directors, acting through our Audit Committee, determines that the transaction is in the best interests of the Company and our stockholders.
For the purposes of the policy, a related party means:

•	a member of our board of directors (or a nominee to the board of directors);

•	an executive officer;

•	any person who is known to be the beneficial owner of more than 5% of any class of our securities;

•	any immediate family member of the persons listed above; or

•	any entity in which any of the persons listed above is employed, is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest.
Transactions covered by our related person policies and procedures (“related person transactions”) include any transaction, arrangement or relationship in which a) the Company is a participant or b) any related person has or will have a direct or indirect interest.
Under our related person policies and procedures, a related person or employee proposing a potential related person transaction must notify the Chief Financial Officer or the General Counsel of the facts and circumstances of the proposed related party transaction. The Chief Financial Officer or the General Counsel, as applicable, will initially determine whether the proposed transaction constitutes a related person transaction under our policies and procedures. If the transaction is determined to be a related person transaction, the Chief Financial Officer or the General Counsel, as applicable, will then assess whether the aggregate amount of such transaction exceeds $9,500. If the proposed transaction does not exceed $9,500, the Chief Financial Officer or the General Counsel, as applicable, may approve the transaction and must present a list of all such approved transactions to the Audit Committee at the next regularly scheduled quarterly meeting.
If the proposed transaction exceeds $9,500, it will be submitted to the Audit Committee for pre-approval prior to its consummation. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all of the relevant facts and circumstances of the proposed transaction in making its determination, including, among other factors it deems appropriate:

•	the benefits to the Company of the transaction;

•	the nature of the related person's interest in the transaction;

•	the availability of other comparable products or services;

•	the terms of the proposed transaction; and

•	whether the transaction is in the ordinary course of the Company’s business.
If the transaction involves a member of the Audit Committee, that Audit Committee member will not participate in the action regarding whether to approve or ratify the transaction.
All related person transactions for 2013 were approved consistent with our policies and procedures.

Related Persons Transactions

Transactions with Martha Stewart
Intangible Asset License Agreement
We are party to an intangible asset license agreement (the “IAL agreement”) with Lifestyle Research Center, LLC (“LRC”) (formerly known as MS Real Estate Management Company), an entity owned by Martha Stewart. Pursuant to the IAL, the Company paid an annual fee of $2.0 million to LRC for the perpetual, exclusive right to use certain intangible assets related to Ms. Stewart and her properties and to access various real properties owned by Ms. Stewart during the term of the agreement.
In July 2013, as part of an overall effort to return the Company to profitability, Ms. Stewart agreed to modify the IAL agreement pursuant to the Letter Agreement to reduce the annual licensing fee by $300,000 to $1.7 million, effective September 2013 and extending the term of the IAL from June 30, 2017 until September 15, 2017. LRC is responsible, at its expense, to maintain and landscape the real properties in a manner consistent with past practices; provided, however, that we are responsible for approved business expenses associated with security and telecommunications systems and security personnel related to Ms. Stewart at the properties, and must reimburse LRC for up to $100,000 of approved and documented household expenses. In 2013, the Company reimbursed LRC approximately $30,000 for approved and documented household expenses. For each of the years ended December 31, 2012 and 2011, the Company reimbursed LRC $30,000 and $100,000, respectively, for these expenses.
We also reimbursed LRC for certain costs borne by LRC associated with various Company business activities which were conducted at properties covered by the IAL agreement. During 2013 and 2012, the Company reimbursed LRC $25,000 and $30,000 for these costs. During 2011, reimbursements for these costs were insignificant.
The IAL agreement will terminate on any termination of Ms. Stewart’s employment. If Ms. Stewart’s employment is terminated by the Company other than for “Cause” or if Ms. Stewart terminates her employment for “Good Reason” (in each case as such term is defined in her Employment Agreement with the Company), then the Company would be obligated to pay LRC the annual licensing fee that would be payable through the remaining term of the IAL Agreement (i.e., until September 30, 2017). Were Ms. Stewart’s employment to terminate under such circumstances prior to the payment due under the IAL Agreement in September 2014, the Company would owe LRC a payment of $5,100,000.
Intellectual Property License and Preservation Agreement
We entered into an Intellectual Property License and Preservation Agreement with Ms. Stewart dated as of October 22, 1999, pursuant to which Ms. Stewart granted us an exclusive, worldwide, perpetual royalty-free license to use her name, likeness, image, voice and signature for our products and services. We are currently the owner of the primary trademarks employed in our business and, under the agreement, we generally have the right to develop and register in our name trademarks that incorporate the Martha Stewart name, such as Martha Stewart Living, and to use these marks on an exclusive basis in and in connection with our businesses. If Ms. Stewart ceases to control the Company, we will continue to have the foregoing rights, including the right to use those marks for any new business as long as such new business is substantially consistent with the image, look and goodwill of the licensed marks at the time that Ms. Stewart ceases to control the Company.
In the event that we terminate Ms. Stewart’s employment without “cause” or she terminates her employment for “good reason,” each as defined in her employment agreement, the license to existing marks will cease to be exclusive and we will be limited in our ability to create new marks incorporating her name, likeness, image, publicity and signature. In these circumstances, Ms. Stewart would receive the right to use her name in other businesses that could directly compete with us, including with our magazine, television and merchandising businesses. In addition, if Ms. Stewart’s employment terminates under these circumstances, Ms. Stewart would receive in perpetuity a royalty of 3% of the revenues we derive from any of our products or services bearing any of the licensed marks. The Intellectual Property License and Preservation Agreement contains various customary provisions regarding our obligations to preserve the quality of the licensed marks and to protect these marks from infringement by third parties. The term of the license is perpetual; however, Ms. Stewart may terminate the license if we fail to make the royalty payments described above.

Transactions with J.C. Penney
On December 6, 2011, the Company and J. C. Penney, the principal operating subsidiary of J. C. Penney Company, Inc., entered into the following agreements, each dated as of December 6, 2011: (i) the J. C. Penney/MSLO Agreement (the “Commercial Agreement”), (ii) the Securities Purchase Agreement (the “Securities Purchase Agreement”) and (iii) the Investor Rights Agreement (the “Investor Rights Agreement”).
Pursuant to these transactions J.C. Penney purchased 11,000,000 newly-issued shares of our Class A Common Stock, par value $0.01 per share, and one share of our Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") in exchange for cash of $38.5 million. In accordance with J.C. Penney’s ownership of our Series A Preferred Stock, J.C. Penney was entitled to designate two directors for election to our Board of Directors (the “Board”). Also in December 2011, we entered into a Commercial Agreement with J.C. Penney. The Commercial Agreement provided for an initial term that was to expire on January 28, 2023, unless earlier terminated in accordance with its terms. Pursuant to the Commercial Agreement, J.C. Penney will sell certain home products (the “Products”) through www.jcp.com and in J.C. Penney stores throughout the United States. J.C. Penney is required to pay a commission on all Product sales. The commission rate payable to us is within the range of commissions earned from similar programs in which we participate with non-related party partners. J.C. Penney is obligated to make minimum guaranteed payments against commissions generated on sales of the Products. The minimum guaranteed payment for any year is subject to increase if the actual commissions from the prior year exceed the minimum guaranteed payment for such year by a specified percentage. The Commercial Agreement also required J.C. Penney to pay an annual design fee to us and to commit to an annual marketing spend to promote the Products, some of which must be spent to advertise in our properties.

On October 21, 2013, the Company and J.C. Penney entered into the Third Amendment (the “Amendment”) to the Commercial Agreement. The Amendment reduced the categories of Products that were to be manufactured and sold by J.C. Penney, reduced the minimum guaranteed royalties and reduced the term of the Commercial Agreement to June 30, 2017. In addition, the Amendment provided for the return of the 11,000,000 shares of our Class A Common Stock held by J.C. Penney (the “Returned Shares”) and the one (1) share of our Series A Preferred Stock. Upon surrender by J.C. Penney of the Returned Shares and the Series A Preferred Stock, the Company retired these shares and J.C. Penney removed its Series A Designees from our Board. Upon cancellation of the Series A Preferred Stock, J.C. Penney is no longer entitled to designate for election any members of our Board.

Other Relationships
Margaret Christiansen, Ms. Stewart’s sister-in-law, is a Senior Vice President of the Company and received $174,662 in compensation in 2013.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The charter of the Audit Committee of the Board of Directors provides in relevant part that the Audit Committee shall:

"have the sole authority to appoint and replace (as appropriate) the independent auditor, and be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting). The independent auditor shall report directly to the Audit Committee."

In accordance with its charter, each year the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditors, including a review and evaluation of the lead audit partner. The Audit Committee also assures the regular rotation of the lead audit partner and considers whether there should be regular rotation of the audit firm itself in order to assure the continuing independence of the independent auditors.

Based on its evaluation, the Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014. Ernst & Young LLP served as the Company’s independent auditors for 2013 and prior years.

Although the Company’s bylaws do not require that stockholders ratify the appointment of the independent auditors, the Board has determined that the annual selection of the independent auditors would be so submitted for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee
The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of the Company’s financial statements, the Company’s independent auditor’s qualifications and independence, the performance of the Company’s independent auditor and the Company’s compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by listing standards of the NYSE applicable to Audit Committee members.
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor for the Company’s 2013 fiscal year, Ernst & Young LLP, was responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.
In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor as specified in its charter. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.
Based on the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Ernst & Young LLP is in fact “independent.”
Members of the Audit Committee
Margaret M. Smyth (Chairwoman)
William Roskin
Pierre deVillemejane
The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Fees Billed by Ernst & Young
Ernst & Young LLP has served as our independent accounting firm since May 7, 2002. Our Audit Committee appointed Ernst & Young as our independent registered public accounting firm to perform the audit of our financial statements for 2013.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for each of 2013 and 2012 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP for each of fiscal 2013 and 2012.

	2013	2012
Audit fees(1)	$797,900	$829,015
Audit-related fees(2)	28,000	28,000
Tax fees(3)	36,622	41,809
All other fees(4)	2,172	2,172
Total Fees	$864,694	$900,996

(1)	Audit fees include charges for audits of financial statements and internal control over financial reporting.

(2)	Principally for audits of the financial statements of the Company’s 401(k) employee benefit plan and other miscellaneous accounting and auditing matters.

(3)	Principally for corporate income tax compliance ($35,000 in 2013 and $15,000 in 2012), tax audits ($9,314 in 2012) and miscellaneous tax matters ($1,622 in 2013 and $17,495 in 2012).

(4)	Access fees to an online reference database ($2,172 in 2013 and 2012).
All audits, audit-related services and tax services performed in 2013 were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of audit, audit-related and tax services on an annual basis and it also requires separate pre-approval for individual engagements anticipated to exceed pre-established thresholds. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

STOCKHOLDER PROPOSALS

Proposal Number 4 is a proposal we received from our stockholders. If the proponent of this proposal, or representatives who are qualified under state law, are present at our Annual Meeting and submit the proposal for a vote, then the proposal will be voted upon. The stockholder proposal, including any supporting statements, is included exactly as submitted to us by the proponent of this proposal. The Board's recommendation on the proposal is presented immediately following our opposing statement to the proposal. We will promptly provide you with the address, and, to our knowledge, the number of voting securities held by the proponent of the stockholder proposal, upon receiving a written request directed to Martha Stewart Living Omnimedia, Inc., Attn: Corporate Secretary, 601 West 26th Street, New York, New York 10001.

PROPOSAL 4: SPECIAL SHAREOWNER MEETINGS

Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, New York, 11021, has advised us that he intends to propose a resolution at the Annual Meeting. Mr. Steiner has appointed Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 and/or Mr. Chevedden’s designee to act on his behalf relating to the proposed resolution.

Proposal 4 - Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common the power to call a special shareholder meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board's current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013.

This proposal should also be more favorably evaluated due to our Company's clearly improvable corporate governance and environmental performance as reported in 2013:

GMI Ratings, an independent investment research firm, was concerned about our majority shareholder control - 86%-control by insiders. The top shareholders were the Stewart Family. This included shares held by Martha Stewart, her daughter, company employee Alexis Stewart, the Martha Stewart Family Limited Partnership and various family trusts. GMI gave our 5-member board a D - 2 executives were on our board.

GMI cited additional negative factors:
Related Party Transactions • Board Integrity • Golden Hellos • Severance Vesting • One Share One Vote• Revenue Recognition

GMI said limits on shareholder rights included:

•	Our board's unilateral ability to amend company bylaws without shareholder approval

•	lack of fair price provisions to help insure that all shareholders are treated fairly

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:
Special Shareholder Meetings - Proposal 4.

MSO Opposing Statement

The Board has carefully considered the above proposal and believes that it is not in the best interests of stockholders. Consequently, the Board unanimously recommends that stockholders vote AGAINST the proposal for the following reasons:

The Board believes that it is not in the best interests of the stockholders or the Company to enable holders of only 10% of our outstanding common stock to have an unlimited ability to call a special meeting of stockholders for any purpose at any time. The proposal would permit a small group of minority stockholders to use the extraordinary measure of calling a special meeting to serve such group's narrow self−interests at the expense of the majority of the stockholders and the Company. For example, event−driven hedge funds or other activists may pursue a special meeting with the goal of being disruptive to the Company's business or to propose issues that facilitate their own short−term focused exit strategies. This concern is heightened if stockholders who may have a perspective substantially different from a majority of the stockholders could borrow shares from other stockholders for the sole purpose of meeting the required threshold necessary to call a special meeting. The Board and the Company believe that a special meeting should be held to cover extraordinary events only when fiduciary, strategic, significant transactional or similar considerations dictate that the matter be addressed on an expeditious basis, rather than waiting for the next annual meeting.

A special meeting also imposes significant burdens on the Company, consuming substantial management, legal, administrative and financial resources. Giving holders of as little as 10% of our outstanding common stock the unlimited power to call a special meeting opens the door to potential abuse and waste of corporate resources, can be disruptive to the Company's operations and can divert the focus of the Board and members of senior management from managing the Company in an effective manner. Moreover, convening a special meeting is an expensive and time−consuming event because of the costs associated with preparing required disclosure documents, printing and mailing costs and the time commitment required of the Board and senior management to prepare for and conduct the meeting.

Further, the suggestion that stockholders need the right to call special meetings to protect their interests in the case of extraordinary events involving the Company is simply misleading. We are subject to rules governing Delaware corporations and companies listed on the NYSE that already require us to submit certain significant matters to a stockholder vote for approval. For example, amendments to the Company’s Certificate of Incorporation, mergers, a sale of all or substantially all of the Company’s assets, increases in the number of authorized shares and the adoption of equity−based compensation plans all require a stockholder vote.

The Company is committed to good governance practices and has demonstrated accountability and responsiveness to the views and concerns of stockholders. We maintain open lines of communication with large and small stockholders, financial analysts and stockholder advisory services regarding important issues relating to the Company's business and governance. Our corporate governance policies ensure that the Board is held accountable and provide stockholders with access to the Board and ample opportunity to submit items for approval at annual meetings. The Board believes that the Company’s existing corporate governance policies provide an appropriate balance between ensuring that the Board is accountable to the stockholders and enabling the Board to effectively oversee the Company’s business for the long−term benefit of the stockholders. In particular, stockholders may communicate directly with any director, any Board committee or the full Board; propose director nominees to the Nominating and Corporate Governance Committee; and submit proposals for presentation at an annual meeting of the stockholders of the Company and for inclusion in the Company’s proxy statement for that annual meeting.

After careful consideration of this proposal, the Board has determined that it is not in the best interests of the stockholders or the Company to enable holders of only 10% of our outstanding common stock to have the ability to call a special meeting of stockholders for any purpose at any time.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

MARTHA STEWART LIVING OMNIMEDIA, INC.
601 WEST 26TH STREET, 9TH FLOOR
NEW YORK, NY 10001

VOTE BY INTERNET
Before the Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 19, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to **www.virtualshareholdermeeting.com/mso2014**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 19, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72418-P46182 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARTHA STEWART LIVING OMNIMEDIA, INC.

The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. To elect the following nominees as directors:
   - 01) Daniel W. Dienst
   - 02) Martha Stewart
   - 03) Arlen Kantarian
   - 04) William Roskin
   - 05) Margaret M. Smyth
   - 06) Pierre deVillemejane

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
The Board of Directors recommends you vote AGAINST Proposal 4:			
4. To consider and vote upon a stockholder proposal regarding special meetings to be called by stockholders, if properly presented.	☐	☐	☐

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of the 2014 Annual Meeting of Stockholders, Proxy Statement, 2013 Annual Report and Stockholder Letters are available at www.proxyvote.com.

M72419-P46182

MARTHA STEWART LIVING OMNIMEDIA, INC.
ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2014 AT 10:00 AM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARTHA STEWART LIVING OMNIMEDIA, INC.

The undersigned hereby appoints Daniel W. Dienst and Kenneth P. West as proxies and attorneys in-fact, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, all the shares of Class A Common Stock of Martha Stewart Living Omnimedia, Inc. (the "Company") standing in the name of the undersigned on March 25, 2014, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held via the Internet at www.virtualshareholdermeeting.com/mso2014 on May 20, 2014, or at any adjournment or postponement thereof. Receipt of the Notice of the 2014 Annual Meeting of Stockholders, Proxy Statement and 2013 Annual Report is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. **If you do not give any direction, the proxy will be voted "FOR" the election of each of the nominees for director in Proposal 1, "FOR" Proposal 2,"FOR" Proposal 3, and "AGAINST" Proposal 4 and in the discretion of the proxies upon such other matters as may properly come before the 2014 Annual Meeting.**

In order for your vote to be submitted by proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 p.m. Eastern Time on May 19, 2014 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2014 Annual Meeting of Stockholders. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Continued and to be signed on reverse side